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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230718

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be registered	Proposed maximum offering price per ADS	Proposed maximum aggregate offering price	Amount of registration fee(2)

Class A ordinary shares, $0.0001 par value per share	12,692,328	$43.4450	$183,806,063.32	$22,277.30

(1)
American depositary shares issuable upon deposit of the class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6. Each American depositary share represents three class A ordinary shares.

(2)
Calculated in accordance with Rules 457(c) of Regulation C under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 4, 2019)

Baozun Inc.

         This is an offering of up to an aggregate of 4,230,776 American depositary shares ("ADSs") (each representing as of the date hereof three Class A ordinary shares of Baozun Inc., par value US$0.0001 per ordinary share), which we will loan to Credit Suisse International and Deutsche Bank AG, London Branch (each, an "ADS Borrower" and, collectively, the "ADS Borrowers") pursuant to respective ADS lending agreements, which we refer to in this prospectus supplement as the "ADS Lending Agreements." In this prospectus supplement, we also refer to the ADSs borrowed under the ADS Lending Agreements as the "Borrowed ADSs" and to the ADS loan transactions, in aggregate, as the "Registered ADS Borrow Facility." The ADS Borrowers are affiliates of, respectively, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., or the "ADS Underwriters," which are acting severally and not jointly as the underwriters in this offering. We believe that under United States generally accepted accounting principles, or U.S. GAAP, the Borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS.

         We will not receive any proceeds from the sale of the Borrowed ADSs in this offering, but we will receive from the ADS Borrowers or their respective affiliates a nominal lending fee of US$0.0003 per Borrowed ADS. The ADS Borrowers will receive all the proceeds from the sale of the Borrowed ADSs. The Registered ADS Borrow Facility is designed to facilitate short sales and/or privately negotiated derivative transactions by which some investors in our convertible senior notes due 2024, which are being offered in a concurrent offering in accordance with Rule 144A under the Securities Act of 1933, as amended, or the "Securities Act", to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act, and which are referred to in this prospectus supplement as the "convertible senior notes," may hedge their investments in the convertible senior notes. 2,250,000 Borrowed ADSs (the "Initial Borrowed ADSs") will initially be offered at US$40.00 per ADS. Up to an additional 1,980,776 Borrowed ADSs (the "Additional Borrowed ADSs") may be offered on a delayed basis in transactions that may include block sales, sales on The Nasdaq Global Select Market, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We have been advised by the ADS Borrowers that they expect that, over the same period when the ADS Underwriters sell such Additional Borrowed ADSs, the ADS Borrowers, or their respective affiliates or agents, may, in their discretion, purchase a comparable number of ADSs in the open market and use such ADSs to facilitate short sales and/or privately negotiated derivative transactions by investors in the convertible senior notes. See "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes" and "Underwriting (Conflicts of Interest)."

         Our ADSs are listed on The Nasdaq Global Select Market under the symbol "BZUN." The last reported sale price of our ADSs on The Nasdaq Global Select Market on April 4, 2019 was US$41.05 per ADS.

         The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan transactions under the ADS Lending Agreements will terminate, and this offering will terminate and all of the Borrowed ADSs (or ADSs fungible with the Borrowed ADSs) must be returned to us.

         Delivery of the Initial Borrowed ADSs will be made on April 10, 2019, which will be the third business day following the date of the pricing of the convertible senior notes (such settlement being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Borrowed ADSs more than two business days prior to April 10, 2019 will be required, by virtue of the fact that the convertible senior notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of Borrowed ADSs who wish to trade the Borrowed ADSs during such period should consult their advisors.

         Investing in the ADSs involves risk. See "Risk Factors" beginning on page S-17 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the ADSs.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the issuance of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	Deutsche Bank Securities

The date of this prospectus supplement is April 4, 2019.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the ADS Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the ADS Underwriters are not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

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  "ADSs" refers to our American depositary shares, each of which represents three Class A ordinary shares;

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  "Baozun," "we," "us," "our company," or "our," refers to Baozun Inc., a Cayman Islands exempted company, formerly known as Baozun Cayman Inc. and unless the context requires otherwise, includes its consolidated subsidiaries and variable interest entity;

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  "brand e-commerce" refers to business-to-consumer (B2C) e-commerce conducted through official brand stores, official marketplace stores, or official stores on other channels;

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  "brand partners" refers to companies for which we operate or have entered into agreements to operate official brand stores, official marketplace stores, or official stores on other channels under their brand names;

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  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus supplement only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

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  "Distribution GMV" refers to the GMV under the distribution business model;

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  "GMV" refers to gross merchandise volume, and when used in connection with our business, include (i) the full value of all purchases transacted and settled on the stores operated by us (including, prior to its closure in 2017, our Maikefeng marketplace but excluding stores for the operations of which we only charge fixed fees) and (ii) the full value of purchases for which consumers have placed orders and paid deposits at such stores and which have been settled offline. Our calculation of GMV includes value added tax but excludes (i) shipping charges, (ii) surcharges and other taxes, (iii) value of the goods that are returned and (iv) deposits for purchases that have not been settled;

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  "Non-distribution GMV" refers to the GMV under the service fee business model and the consignment business model;

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  "O2O" refers to online-to-offline and offline-to-online commerce;

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  "official brand stores" refers to brands' official online stores;

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  "official marketplace stores" refers to brands' flagship stores and authorized stores on third-party online marketplaces;

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  "ordinary shares" are to our Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share;

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  "RMB" or "Renminbi" refers to the legal currency of China;

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  "US$", "U.S. dollars" or "dollars" refers to the legal currency of the United States.

        Solely for the convenience of readers, certain RMB amounts have been translated into U.S. dollars at specified rates. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus supplement were made at a rate of RMB6.8755 to US$1.00, the exchange rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2018. We make no representation that the RMB or U.S. dollar amounts referred to herein could have been or could be converted to U.S. dollars or RMB, as the case may be, at any particular rate, or at all.

S-ii

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to that information. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. See "Incorporation of Documents by Reference" in the accompanying prospectus for more information.

        Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus supplement by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at Building B, No. 1268 Wanrong Road, Shanghai 200436, People's Republic of China. Our telephone number at this address is +86 21 8026-6000.

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FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the information incorporated by reference herein contain "forward-looking statements" within the meaning of, and are intended to qualify for the safe harbor from liability established by, the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "future," "is/are likely to," "project" or "continue" or the negative of these terms or other comparable terminology. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

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  our goals and strategies;

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  our future business development, financial condition and results of operations;

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  the expected growth of the retail and online retail markets in China;

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  our expectations regarding demand for, and market acceptance of, our products and services;

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  our expectations regarding our relationships with our brand partners and e-commerce channels;

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  our plans to invest in our technology platform;

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  competition in our industry;

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  relevant government policies and regulations relating to our industry;

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  our ability to attract, train and retain executives and other qualified employees; and

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  fluctuations in general economic and business conditions.

        You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should read thoroughly this prospectus supplement and the documents that we reference herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include those discussed in the section titled "Risk Factors." They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        This prospectus supplement and the documents incorporated by reference contain certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The online retail industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected

S-iv

rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the online retail industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements and any related statements made in this prospectus supplement and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

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MARKET AND INDUSTRY DATA

        Market data and certain industry forecasts used in or incorporated into this prospectus supplement and in the documents incorporated by reference herein were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts, market research and publicly available information, while believed to be reliable, cannot be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, and neither we nor the ADS Underwriters can guarantee the accuracy of such information.

S-vi

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the Borrowed ADSs. You should read the entire prospectus supplement carefully, including the section titled "Risk factors" and the financial statements and the notes thereto of our Company, which are incorporated by reference in this prospectus supplement, and the other financial information appearing elsewhere or incorporated by reference in this prospectus supplement.

Overview

        We believe we are the leading brand e-commerce service partner in China. We help brands execute their e-commerce strategies in China by selling their goods directly to consumers online or by providing services to assist with their e-commerce operations. Our integrated end-to-end brand e-commerce capabilities encompass all aspects of the e-commerce value chain covering IT solutions, store operations, digital marketing, customer services, warehousing and fulfillment. Leveraging our mastery of the four "I"s—interpretation, implementation, integration and innovation, we deliver omni-channel solutions to create seamless shopping experience across various touch points online and offline, enabling optimal and consistent branding and generating sales results that reflect our brand partners' unique e-commerce proposition.

        With e-commerce in China growing rapidly in scale, more leading brands view e-commerce as a critical part of their expansion strategy. However, as the industry also grows in complexity, brands rely on us as their trusted partner to provide local knowledge and industry expertise in executing and integrating e-commerce strategies. This helps our brand partners avoid significant investment and risks associated with establishing and maintaining their own local infrastructure and developing their own capabilities.

        We provide e-commerce solutions to 185 brand partners as of December 31, 2018. These brands encompass diverse categories, including apparel and accessories, appliances, electronics, home and furnishings, food and health products, beauty and cosmetics, fast moving consumer goods and mother and baby, and insurance and automobiles. Many of our brand partners, such as Philips, Nike and Microsoft, are leaders in their respective industries.

        We believe our brand partners value us for our integrated e-commerce capabilities, dependable services, deep category expertise, market insight and ability to innovate and adapt to the fast-changing e-commerce market. Our end-to-end brand e-commerce capabilities allow us to leverage our brand partners' unique resources and seamlessly integrate with their back-end systems to enable data tracking and analytics for the entire transaction value chain, making our services a valuable part of our brand partners' e-commerce functions. We help our brand partners establish market presence and launch products quickly on official brand stores and major online marketplaces in China, such as Tmall and JD.com, and some emerging e-commerce channels, such as WeChat Mini Programs. Since 2016, we have consistently been recognized by Tmall as a "six-star" e-commerce service partner, based on a suite of performance measures, including operational capabilities, brand development capabilities and service ratings. This is the highest ranking awarded to Tmall e-commerce service partners. We also help our brand partners devise and execute O2O strategies to integrate their online and offline retail networks.

        Our store operation capabilities, logistics network and warehousing resources are crucial to our success. We provide our brand partners with customized solutions and dedicated personnel with relevant industry expertise and brand-specific training in operating e-commerce stores. We partner with leading nationwide and local logistics service providers to ensure reliable and timely delivery. We are recognized by SF Express, one of the largest Chinese express delivery companies, as one of its top five customers in China. We are able to achieve next-day delivery in over 200 cities across China. As of December 31, 2018, we operated warehouses with an aggregate gross floor area of approximately

350,000 square meters in six strategic cities, serving end customers from mainland China, Hong Kong, Macau and Taiwan. Our warehouse management system can be customized to accommodate differences in product specifications and handle requirements specific to categories ranging from apparel and consumer electronics to beauty and health products. In September 2016, our wholly-owned warehousing and logistics solutions subsidiary, Baotong E-Logistics, became a partner of Cainiao, which enabled us to leverage Cainiao's network to better serve our brand partners.

        Leveraging our proprietary and scalable technology infrastructure and systems and our data analytics capability, we provide integrated e-commerce solutions that synchronize our partners' online store operations, marketing campaigns, inventory management, order fulfillment and customer service. In June 2017, we established an innovation center which focuses on enhancing our IT capabilities and helps us streamline brand e-commerce operations through intelligent operating systems and digital tools. Our innovation center developed proprietary technologies that have been successfully applied to our operations, including our Cloud-based System Plus, which enables efficient setup of online official brand stores and official brand WeChat Mini Programs with comprehensive functions, and our Retail Operation Support System, or ROSS, which encompasses a series of modules enabling efficient product management, store content management, store event management and customer analysis to facilitate store operations. In addition, we appreciate the importance of information security and have built a solid information security management system as evidenced by our ISO27001 certifications in December 2015 and December 2018, each with a valid term of three years. The scalability of our systems, built on modular implementation and deep knowledge across the e-commerce value chain, allows us to provide customized solutions across categories and channels, and to support a growing array of transactions as we add new brand partners, integrate new channels and accommodate surges in consumer demand.

        We continue to win brand partners' loyalty with our track record of converting their sales and marketing goals into structured solutions that consistently deliver measurable sales results. We analyze diverse consumer behavior data through CRM, our proprietary customer relationship management system. We have also developed our Business Intelligence software, which enables real-time analysis of transaction data across personal computer and mobile channels to make more targeted and insightful marketing recommendations to our brand partners. We believe that our relationships with brand partners will be further strengthened as we increase our solution offerings on more channels, launch more marketing initiatives and campaigns and increase the sales of our brand partners.

        Depending on each brand partner's specific needs and characteristics of its product category, we provide solutions to our brand partners under one or a combination of our three business models: distribution model, consignment model and service fee model. Under the distribution model, we select and purchase goods from our brand partners and/or their authorized distributors and sell goods directly to consumers through official brand stores or official marketplace stores operated by us on behalf of our brand partners. Under the consignment model and the service fee model, we provide a variety of e-commerce services, such as IT solutions, online store operation, digital marketing and customer service to our brand partners and other customers. Under the consignment model, in addition to these services, we also provide warehousing and fulfillment services. We have been optimizing our business model mix since 2015, which has enabled us to reduce inventory exposures and enhance our profitability. In 2016, 2017 and 2018, GMV from distribution model, or distribution GMV, contributed 22.5%, 13.7% and 9.9% of our total GMV, respectively.

        We generate revenues from two revenue streams: (i) product sales and (ii) services. We derive product sales revenues primarily through selling products on behalf of brand partners to consumers under the distribution model, and derive services revenues primarily through charging brand partners and other customers fees under the consignment model and the service fee model. For services provided under the consignment model and service fee model, we charge fixed fees and/or variable fees primarily based on GMV or other variable factors such as number of orders fulfilled.

        Our GMV was RMB11,264.8 million, RMB19,112.2 million and RMB29,426.0 million (US$4,279.8 million) in 2016, 2017 and 2018, respectively. In 2016, 2017 and 2018, our total net revenues were RMB3,390.3 million, RMB4,148.8 million and RMB5,393.0 million (US$784.4 million), respectively. For the same periods, net revenues from product sales accounted for 64.2%, 54.4% and 46.7%, respectively, of our total net revenues. We recorded net income of RMB85.4 million, RMB209.1 million and RMB269.8 million (US$39.2 million) in 2016, 2017 and 2018, respectively. We had non-GAAP net income of RMB119.6 million, RMB267.9 million and RMB346.8 million (US$50.4 million) in 2016, 2017 and 2018, respectively.

Our Strengths

        We believe that the following competitive strengths contribute to our leading position in the brand e-commerce service market in China:

  Leading Brand e-Commerce Service Provider and Trusted Partner to Global Brands

        We believe we are the leading brand e-commerce service partner in China. Since 2016, we have consistently been recognized by Tmall as a "six-star" e-commerce service partner, based on a suite of performance measures, including operational capabilities, brand development capabilities and service ratings. The number of our brand partners grew from 133 as of December 31, 2016 to 152 as of December 31, 2017, and to 185 as of December 31, 2018. Our omni-channel solutions across the e-commerce value chain enable global brands to quickly and cost-effectively establish brand presence, introduce products and services to Chinese consumers and benefit from the rapidly growing e-commerce sector in China.

        Many of our brand partners are leading global brands. We believe they value us for our intimate knowledge of local consumer behavior and industry practices, dependable and seamless services, as well as deep category expertise and market insight. We also believe that our brand partners value our ability to provide innovative services and solutions, anticipate market trends and adapt to the fast-changing e-commerce market. We continue to earn the loyalty of our brand partners with our track record of fulfilling their marketing needs with workable solutions that consistently deliver measurable sales results. We believe that as we offer more solutions and channels to our brand partners, launch more marketing initiatives and campaigns, and grow our brand partners' customer bases and sales, we will continue to enhance the stickiness of our relationships with brand partners.

  End-to-End Multi-Category Brand e-Commerce Service with Omni-Channel Capabilities

        Our integrated brand e-commerce capabilities encompass all aspects of the e-commerce value chain, covering IT solutions, store operations, digital marketing, customer service, warehousing and fulfillment. Our ability to provide end-to-end multi-category solutions enables us to consolidate consumer and transaction data to deliver a seamless shopping experience.

        We help our brand partners launch products and establish presence quickly on official brand stores and major online marketplaces in China, such as Tmall and JD.com, as well as on some emerging e-commerce channels, such as WeChat Mini Programs. We also help our brand partners devise and execute O2O strategies by integrating and utilizing their online/offline retail operations and customer data to optimize sales opportunities and provide a more connected consumer experience. We are able to unify product details and consumer profiles across different platforms to enhance consumers' shopping experience, and to leverage multi-channel sales and consumer data to optimize marketing strategies and fulfillment solutions for brand partners. Our omni-channel capabilities help our brand partners achieve their desired branding effects and sales results that track their individual e-commerce objectives. We believe our end-to-end, omni-channel brand e-commerce capabilities help broaden our revenue sources, maximize our value propositions to brands, and deepen brand entrenchment and loyalty.

  Scalable and Robust Proprietary Technology

        Technology is key to our success and rapid expansion. We believe our proprietary technology allows us to scale our business quickly, stay at the forefront of brand e-commerce services and integrate deeply with our brand partners' operations. For example, our Cloud-Based System Plus, a system established on our cloud infrastructure with high level of safety and stability, allows us to help brand partners efficiently establish official brand stores and WeChat Mini Programs with comprehensive functions. Our Retail Operation Support System, or ROSS, encompasses a series of modules enabling efficient product management, store content management, store event management and customer analysis, increasing the level of automation and efficiency in store operations. Such technologies allow us to improve our operating efficiency, reduce store maintenance costs, and improve our ability to serve more brand partners.

        We have developed robust technology infrastructure and proprietary systems on both personal computers and mobile devices that can be seamlessly integrated with our brand partners' back-end systems. Such systems enable automated inventory tracking, order fulfillment, billing and payment settlement, logistics management, and consumer data tracking and analytics. The scalability of our systems, built on modular implementation and deep vertical knowledge across the e-commerce value chain, allows us to provide customized solutions efficiently across categories and support a growing array of transactions as we add new brands, integrate new channels and accommodate surges in consumer demand.

  Insightful and Effective Data Analytics and Cross-Channel Digital Marketing Capabilities

        We derive valuable data analytics results using our proprietary Business Intelligence and CRM software and data mining systems, which enable real-time analysis of consumer behavior and transaction data across personal computer and mobile channels. We have also developed proprietary marketing technology tools that support intelligent ad placement, highly automated ad content composing and digital asset management. Our data analytics capability, coupled with our marketing technology tools and our omni-channel operational expertise, helps us create targeted and insightful marketing strategies, such as branding campaigns and special item promotions, for our brand partners to leverage the strengths of various channels to achieve their marketing purposes. Our deep insight into consumer behavior and understanding of various channels allow us to deliver results-driven cross-channel marketing services, increasing the rates of conversion from viewers to paid consumers, and enhancing brand loyalty and consumer stickiness.

        Our experience in the e-commerce value chain and expertise in digital marketing have earned us broad recognition. In 2018, we were awarded the Bronze Award for Data-driven Marketing at the 2018 Greater China Effie Awards, a preeminent award in China's advertising industry. In addition, we won two bronze awards and one nomination in the ROI Festival 2017 in our first participation in this event, and one silver award and one bronze award in the ROI Festival 2018. The ROI Festival is considered as one of the most influential festivals for creative marketing in Asia. We also received agency certifications from reputable companies such as Alibaba Group to become their marketing partner and data mining partner, which we believe will enhance our understanding of consumer behavior, increase effectiveness of our digital marketing service, and further strengthen our advantage in e-commence operations.

  Proven Store Operation Capabilities and Fulfillment Infrastructure

        We help our brand partners conduct e-commerce in China through capabilities throughout the e-commerce life cycle.

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  Full Store Operation Capability and Customer Service: Our customizable offerings, including digital asset management, site authoring and content management, merchandising and allocation, payment integration and digital analytics, help us and our brand partners operate official brand stores and official marketplace stores more efficiently and effectively. We provide dedicated and seasoned store operations teams that are specifically assigned to our brand partners. Our store operations teams provide brand-oriented customer service to facilitate product sales.

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  Advanced Warehousing Resources and Capabilities:  We have established warehousing capabilities with advanced Warehouse Management System to support our long-term growth. Our proprietary warehouse management system integrates closely with our brand partners' systems, assisting both us and our brand partners in inventory management, cross-docking, pick-and-pack, labeling and sorting to efficiently manage complex warehouse workflow. As of December 31, 2018, we operate warehouses with an aggregate gross floor area of approximately 350,000 square meters. Our warehousing services are catered to brand e-commerce and support direct-to-consumer fulfillment demands. Our warehouses provide category-specific services, such as tailored shelf structure, separate floor space, customized rack dimensions and other value-added services, including enhanced security and temperature control, enabling us to monitor each step of the fulfillment process. Our first premium warehouse, or Baotong Cube, was opened in September 2016, which further strengthened our ability to provide value-added services, such as automated storage, intelligent sorting and retrieval, and highly efficient packing and delivery allocation, to our high-end brand partners. Our wholly-owned warehousing and logistics solutions subsidiary, Baotong E-Logistics, is equipped with advanced warehousing resources and capabilities. It became a partner of Cainiao in September 2016, which has enabled us to leverage the resources of Cainiao to better serve our customers.

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  Robust Logistics Capabilities:  We partner with leading nationwide and local logistics service providers to ensure reliable, timely and cost-effective delivery through volume discounts and operational synergies. We are recognized by SF Express, one of the largest Chinese express delivery companies, as one of its top five customers in China. We are able to achieve next-day delivery in over 200 cities across China.

        We believe our store operation capabilities and our logistics network and warehousing capabilities are crucial to our success and will continue to help us attract and retain brand partners.

  Proven and Experienced Management Team with Deep Industry Knowledge

        We benefit from the leadership of a passionate and visionary management team with rich operational experience, strong execution capabilities, and diverse and complementary backgrounds. Our co-founders and senior management team have an average of approximately 20 years of experience in retail, global brand marketing, e-commerce, technology, logistics and finance that enable us to provide end-to-end, omni-channel solutions to help brands succeed in e-commerce in China. This group of industry veterans and their close teamwork are key to our continuing growth.

        We have also established a young, talented and passionate mid-level management team that is in charge of key business functions. We believe that our cohesive, vibrant and brand-oriented corporate culture inspires and encourages innovation, and helps us attract, retain and motivate an aspiring team to drive our growth.

Our Strategies

        Our goal is to be the leading global e-commerce service partner for brands worldwide. We plan to achieve our goal by pursuing the following key strategies:

  Deepen Existing Relationships with Brands

        As our brand partners continue to expand their e-commerce footprint in Asia, we intend to help enhance their online brand appeal and increase sales by implementing the following measures, among others:

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  Maintain high performance.  We strive to be trusted partners for brands by continuously exceeding their expectations. We will continue to bring our category expertise and creative vision to refine and enhance brands' marketing strategies and deliver optimal operational results.

  •
  Expand value-added solutions.  Through our deep understanding of our brand partners' e-commerce operations, comprehensive local market knowledge, and strong research and development capability, we aim to broaden our suite of services and introduce and sell more value-added services to our existing brand partners, such as digital marketing services, data analytics, omni-channel operations, and execution of O2O strategies.

  •
  Become an integral part of brands' growth strategy.  We intend to deepen our understanding of our brand partners' business goals, brand image and culture, and customer base, and lead our brand partners to design and execute their e-commerce strategies. We plan to continue to integrate e-commerce and technology-enabled marketing practices into our brand partners' business plans and growth strategies. This helps ensure that we will continue to act as their trusted and indispensable partner for executing their e-commerce strategies.

  •
  Expand e-commerce solutions business.  In response to our brand partners' demand for our expertise in expanding their e-commerce businesses internationally, we have extended our operational capabilities beyond mainland China and plan to continue enhancing our service capabilities outside of China.

  Expand and Optimize our Brand Portfolio and Model Mix

        We intend to expand our brand partner base, collaborate with brands based on mutually beneficial terms, and focus on brands with healthy operations and scale. Specifically, we aim to:

  •
  Attract more leading global brands.  We intend to capitalize on our established category expertise, proprietary technology and operating efficiency to attract additional leading global brands, particularly those with enhanced needs for marketing campaigns with measurable results and end-to-end e-commerce strategies.

  •
  Capture medium-sized global brands with high growth potential.  We intend to leverage our technologies to more efficiently serve global brands with high growth potential.

  •
  Capture regional brands with low online penetration.  We intend to add regional brands with low online penetration to our brand partner base and to explore O2O/new retail business collaboration with them.

  •
  Acquire brand partners through digital marketing and technology services.  We intend to attract customers with our high-quality digital marketing and technology services, and convert such customers into brand partners.

  •
  Focus on brands in more profitable categories.  As we track consumer trends, we will proactively identify and focus on brands in more profitable categories, such as apparel and cosmetics.

  •
  Optimize our business model mix.  We will continue to optimize our business model mix and reduce inventory exposure by increasing the number of brand partners working with us under the consignment model and service fee model.

  Strengthen our IT and Data Analytics Capabilities

        We believe brand e-commerce service industry in China has evolved to become more technology driven. We intend to place more focus on technology empowered services, such as highly intelligent supporting systems, omni-channel integration, and data driven digital marketing. We expect to continue to improve our IT capabilities and enrich our IT solutions to better service our brand partners through software products that improve operational efficiency. For example, we plan to leverage our data analytics and artificial intelligence capabilities to improve technological systems that automate and standardize key processes in online store set-up and daily store operations. We will also continue to upgrade functions of our proprietary core e-commerce systems, such as our Order Management System, or OMS.

  Enhance our Warehousing and Fulfillment Capabilities

        We will continue to commit resources to improve our warehousing and fulfillment infrastructure and efficiency of our warehouse management system.

  •
  Improve our warehouse management efficiency and service quality.  We will continue to improve our Warehouse Management System with enhanced functionalities that allow us to intelligently choose optimal service providers for different brands/stores based on various metrics, such as location and cost. Externally, we expect to further integrate our Warehouse Management System with the systems of our brand partners and logistics partners. We will also continue to increase value-added services to fulfill leading brands' tailored demand and increase brand stickiness.

  •
  Enhance our warehousing and fulfillment capacity.  We plan to collaborate with local warehousing and fulfillment providers by providing them with our proprietary and scalable technology infrastructure and systems and leveraging their capabilities to better serve our brand partners' needs. We will continue to leverage Cainiao network to better serve large demand from our customers.

  Selectively Pursue Strategic Alliances and Acquisition Opportunities along the e-Commerce Value Chain

        We intend to selectively pursue strategic alliances, investments and potential acquisitions, including opportunities to strengthen our technology and digital marketing capabilities, expand our product categories and e-commerce solutions offerings, or expand our brand partner portfolio. We intend to establish closer relationships and enhance collaborations with brands, including through joint-ventures and business alliances with our brand partners. We also plan to pursue selective investments in or acquisitions of other e-commerce solutions providers that have valuable brand portfolios or expertise in brand e-commerce solutions and services.

Our Corporate Information

        Our principal executive offices are located at Building B, No. 1268 Wanrong Road, Shanghai 200436, the People's Republic of China. Our telephone number at this address is +86 21 8026-6000. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

        Our Internet address is www.baozun.com, and the information contained on this website is not a part of this prospectus supplement. Our agent for service of process in the United States is and Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, New York 10016.

Concurrent Convertible Senior Notes Offering

        Concurrently with this offering of the Borrowed ADSs, we are offering up to US$225 million aggregate principal amount of convertible senior notes, assuming no exercise of the initial purchasers' option to purchase additional convertible senior notes (or up to US$275 million aggregate principal amount of our convertible senior notes if the initial purchasers in the convertible senior notes offering exercise their option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act.

        The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan transactions under the ADS Lending Agreements will terminate, and this offering will terminate, and all of the Borrowed ADSs (or ADSs fungible with Borrowed ADSs) must be returned to us.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        You should read the following information in conjunction with our consolidated financial statements and the related notes incorporated in this prospectus supplement by reference to our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 3, 2019, or the 2018 20-F, as well as other financial information included elsewhere in this prospectus supplement.

        Our summary consolidated statements of operations data for the years ended December 31, 2016, 2017 and 2018, and our summary consolidated balance sheet data as of December 31, 2017 and 2018 have been derived from our audited consolidated financial statements for the relevant periods incorporated in this prospectus supplement by reference to our 2018 20-F. Our historical results do not necessarily indicate our results expected for any future periods.

	For the year ended December 31,
	2016	2017	2018
Summary Consolidated Statements of Operations Data	RMB	RMB	RMB	US$
	(in thousands, except for per share and per ADS data and number of shares)
Net revenues
Product sales	2,176,447	2,257,632	2,516,862	366,062
Services	1,213,828	1,891,176	2,876,175	418,322

Total net revenues	3,390,275	4,148,808	5,393,037	784,384
Operating expenses(1)
Cost of products	(1,921,856)	(1,917,467)	(2,034,852)	(295,957)
Fulfillment	(540,857)	(818,173)	(1,262,302)	(183,594)
Sales and marketing(2)	(658,819)	(910,843)	(1,338,970)	(194,745)
Technology and content	(95,638)	(140,689)	(268,973)	(39,121)
General and administrative	(88,274)	(116,554)	(154,845)	(22,521)
Other operating income, net	5,235	11,250	22,678	3,298

Total operating expenses	(3,300,209)	(3,892,476)	(5,037,264)	(732,640)

Income from operations	90,066	256,332	355,773	51,744
Other income (expenses)
Interest income	11,869	13,350	8,017	1,166
Interest expense	—	(4,252)	(13,058)	(1,899)
Gain on disposal of investments	—	5,464	—	—
Impairment loss of investments	—	(6,227)	(9,021)	(1,312)
Exchange gain (loss)	320	(21)	(5,991)	(871)

Income before income tax and share of loss in equity method investment	102,255	264,646	335,720	48,828
Income tax expense(3)	(16,831)	(54,251)	(64,953)	(9,447)
Share of loss in equity method investment	—	(1,265)	(996)	(145)

Net income	85,424	209,130	269,771	39,236
Net (income) loss attributable to noncontrolling interests	1,209	(264)	(59)	(9)

Net income attributable to ordinary shareholders of Baozun Inc.	86,633	208,866	269,712	39,227

	For the year ended December 31,
	2016	2017	2018
Summary Consolidated Statements of Operations Data	RMB	RMB	RMB	US$
	(in thousands, except for per share and per ADS data and number of shares)
Net income per share attributable to ordinary shareholders of Baozun Inc.
Basic	0.58	1.29	1.59	0.23
Diluted	0.53	1.19	1.50	0.22
Net income per ADS(4)
Basic	1.74	3.87	4.76	0.69
Diluted	1.59	3.56	4.51	0.66
Weighted average shares used in calculating net income per ordinary share
Basic	149,935,100	162,113,815	169,884,906	169,884,906
Diluted	163,926,674	176,115,049	179,327,029	179,327,029
Non-GAAP Financial Measures(5):
Non-GAAP income from operations	124,251	315,345	433,199	63,006
Non-GAAP net income	119,609	267,947	346,805	50,441
Non-GAAP net income attributable to ordinary shareholders of Baozun Inc.	120,818	267,395	346,170	50,348
Non-GAAP net income attributable to ordinary shareholders of Baozun Inc. per ADS:
Basic	2.42	4.95	6.11	0.89
Diluted	2.21	4.55	5.79	0.84

(1)
Share-based compensation expenses are allocated in operating expenses items as follows:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
	(in thousands)
Fulfillment	(1,755)	(2,904)	(5,831)	(848)
Sales and marketing	(13,370)	(20,363)	(28,346)	(4,123)
Technology and content	(7,875)	(13,822)	(13,445)	(1,956)
General and administrative	(11,185)	(21,142)	(28,240)	(4,107)

Total	(34,185)	(58,231)	(75,862)	(11,034)

(2)
Including amortization of intangible assets resulting from business acquisition, which amounted to RMB nil for the year ended December 31, 2016, RMB0.8 million for the year ended December 31, 2017 and RMB1.6 million for the year ended December 31, 2018.

(3)
Including income tax benefits of RMB nil for the year ended December 31, 2016, RMB0.2 million for the year ended December 31, 2017 and RMB0.4 million for the year ended December 31, 2018, related to the reversal of deferred tax liabilities, which was recognized on business acquisition.

(4)
Each ADS represents three Class A ordinary shares.

(5)
See "—Non-GAAP Financial Measures."

	As of December 31,
	2017	2018
Summary Consolidated Balance Sheet Data	RMB	RMB	US$
	(in thousands)
Cash and cash equivalents	244,809	457,340	66,517
Restricted cash	48,848	125,515	18,255
Accounts receivable, net(1)	1,085,669	1,547,631	225,094
Inventories(1)	382,028	650,348	94,589
Total assets(1)	2,978,969	4,015,824	584,077
Accounts payable	583,532	886,340	128,912
Short-term borrowings	172,000	436,200	63,443
Total liabilities	1,152,532	1,820,808	264,826
Baozun Inc. Shareholder's equity	1,809,023	2,177,543	316,710
Total liabilities, convertible redeemable preferred shares and shareholders' equity	2,978,969	4,015,824	584,077

(1)
Certain reclassifications in accounts receivable, inventories, prepayments and other current assets and accrued expenses and other current liabilities were retrospectively adjusted as a result of the adoption of a new revenue accounting standard effective on January 1, 2018.

        The following table sets forth the following operating data for each period indicated:

	For the Year Ended December 31,
	2016	2017	2018
Number of brand partners as of the period end(1)	133	152	185
Number of GMV brand partners as of the period end(2)	122	146	178
Total GMV(3) (RMB in millions)	11,264.8	19,112.2	29,426.0
Distribution GMV(4)	2,534.1	2,620.2	2,902.0
Non-distribution GMV(5)	8,730.7	16,492.0	26,524.0
Average GMV per GMV brand partner(6) (RMB in millions)	102	142	182

(1)
Brand partners are defined as companies for which we operate or have entered into agreements to operate official brand stores, official marketplace stores, or official stores on other channels under their brand names.

(2)
GMV brand partners are brand partners that contributed to our GMV during the period.

(3)
GMV is defined as (i) the full value of all purchases transacted and settled on stores operated by us (including, prior to its closure in 2017, our Maikefeng marketplace but excluding stores for the operations of which we only charge fixed fees) and (ii) the full value of purchases for which consumers have placed orders and paid deposits at such stores and which have been settled offline. Our calculation of GMV includes value added tax but excludes (i) shipping charges, (ii) surcharges and other taxes, (iii) value of the goods that are returned and (iv) deposits for purchases that have not been settled.

(4)
Distribution GMV refers to the GMV under the distribution business model.

(5)
Non-distribution GMV refers to the GMV under the service fee business model and the consignment business model.

(6)
Average GMV per GMV brand partner is calculated by dividing GMV (excluding Maikefeng) by the average number of GMV brand partners as of the beginning and end of the respective periods.

Non-GAAP Financial Measures

        In evaluating our business, we consider and use non-GAAP income/(loss) from operations, non-GAAP net income/(loss), non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc., and non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. per ADS, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. Non-GAAP income/(loss) from operations is income/(loss) from operations excluding the impact of share-based compensation expenses and amortization of intangible assets resulting from business acquisition. Non-GAAP net income/(loss) is net income/(loss) excluding the impact of share-based compensation expenses and amortization of intangible assets resulting from business acquisition. Non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. is net income (loss) attributable to ordinary shareholders of Baozun Inc. excluding the impact of share-based compensation expenses and amortization of intangible assets resulting from business acquisition. Non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. per ADS is non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. divided by weighted average number of shares used in calculating net income per ordinary share multiplied by three, as each ADS represents three of our Class A ordinary shares.

        We present the non-GAAP financial measures because they are used by our management to evaluate our operating performance and formulate business plans. Non-GAAP income/(loss) from operations, non-GAAP net income/(loss), non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. and non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. per ADS enable our management to assess our operating results without considering the impact of share-based compensation expenses and amortization of intangible assets resulting from business acquisition. We also believe that the use of the non-GAAP measures facilitate investors' assessment of our operating performance.

        The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools. One of the key limitations of using non-GAAP income/(loss) from operations, non-GAAP net income/(loss), non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. and non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. per ADS is that they do not reflect all items of income and expense that affect our operations. Share-based compensation expenses and amortization of intangible assets resulting from business acquisition have been and may continue to be incurred in our business and is not reflected in the presentation of non-GAAP income/(loss) from operations, non-GAAP net income/(loss), non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. and non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. per ADS. Further, the non-GAAP measures may differ from the non-GAAP measures used by other companies, including peer companies, and therefore their comparability may be limited. In light of the foregoing limitations, the non-GAAP income/(loss) from operations, non-GAAP net income/(loss), non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. and non-GAAP net income (loss) attributable to ordinary shareholders of Baozun Inc. per ADS for the period should not be considered in isolation from or as an alternative to income/(loss) from operations, net income/(loss), net income (loss) attributable to ordinary shareholders of Baozun Inc., net income (loss) attributable to ordinary shareholders of Baozun Inc. per ADS, or other financial measures prepared in accordance with U.S. GAAP.

        We compensate for these limitations by reconciling the non-GAAP financial measure to the nearest U.S. GAAP performance measure, which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

        A reconciliation of these non-GAAP financial measures in 2016, 2017 and 2018 to the nearest U.S. GAAP performance measures is provided below:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Income from operations	90,066	256,332	355,773	51,744
Add: Share-based compensation expenses	34,185	58,231	75,862	11,034
Amortization of intangible assets resulting from business acquisition	—	782	1,564	228
Non-GAAP income from operations	124,251	315,345	433,199	63,006
Net income	85,424	209,130	269,771	39,236
Add: Share-based compensation expenses	34,185	58,231	75,862	11,034
Amortization of intangible assets resulting from business acquisition	—	782	1,564	228
Less: Tax effect of amortization of intangible assets resulting from business acquisition	—	(196)	(392)	(57)
Non-GAAP net income	119,609	267,947	346,805	50,441
Net income attributable to ordinary shareholders of Baozun Inc.	86,633	208,866	269,712	39,227
Add: Share-based compensation expenses	34,185	58,231	75,862	11,034
Amortization of intangible assets resulting from business acquisition	—	398	796	116
Less: Tax effect of amortization of intangible assets resulting from business acquisition	—	(100)	(200)	(29)
Non-GAAP net income attributable to ordinary shareholders of Baozun Inc.	120,818	267,395	346,170	50,348
Non-GAAP net income attributable to ordinary shareholders of Baozun Inc. per ADS:
Basic	2.42	4.95	6.11	0.89
Diluted	2.21	4.55	5.79	0.84
Weighted average shares used in calculating net income
Basic	149,935,100	162,113,815	169,884,906	169,884,906
Diluted	163,926,674	176,115,049	179,327,029	179,327,029

THE OFFERING

Issuer	Baozun Inc., an exempted company incorporated under the laws of the Cayman Islands.
Borrowed ADSs offered	Up to 4,230,776 Borrowed ADSs (representing up to 12,692,328 Class A ordinary shares)

2,250,000 Initial Borrowed ADSs will initially be offered at US$40.00 per ADS. Up to 1,980,776 Additional Borrowed ADSs may be offered on a delayed basis in transactions that may include block sales, sales on The Nasdaq Global Select Market, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

ADSs outstanding immediately after this offering	Up to 42,153,560 ADSs.
Ordinary shares outstanding immediately after this offering

Up to 186,260,462 ordinary shares, comprising (i) 172,959,724 Class A ordinary shares (including up to 126,460,681 Class A ordinary shares represented by the ADSs offered hereby) and (ii) 13,300,738 Class B ordinary shares.

We believe that under U.S. GAAP, the Borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS. The Class A ordinary shares represented by the Borrowed ADSs that we will issue to the ADS Borrowers will be issued and outstanding as fully paid shares for company law purposes.

The ADSs	Each ADS represents three Class A ordinary shares, par value US$0.0001 per share.

The depositary will hold the Class A ordinary shares represented by your ADSs. You will have rights as provided in the deposit agreement. If we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of the accompanying prospectus. You should also read the deposit agreement, which was filed as an exhibit to our registration statement on Form F-3 filed on April 4, 2019.

Depositary	JP Morgan Chase Bank, N.A.
Lending fee

We will not receive any proceeds from the sale of the Borrowed ADSs in this offering, but we will receive from the ADS Borrowers a nominal lending fee of US$0.0003 per Borrowed ADS, which will be applied to fully pay up the Class A ordinary shares represented by the Borrowed ADSs.

Listing	Our ADSs are listed on The Nasdaq Global Select Market under the symbol "BZUN."
Lock-up

We and certain of our officers, directors and principal shareholders have agreed not to sell or otherwise dispose of our ordinary shares, ADSs or certain other securities until the expiration of the lock-up periods described under "Underwriting (Conflicts of Interest)."

Concurrent offering

Concurrently with this offering of the Borrowed ADSs, we are offering up to US$225 million aggregate principal amount of convertible senior notes, assuming no exercise of the initial purchasers' option to purchase additional convertible senior notes (or up to US$275 million aggregate principal amount of our convertible senior notes if the initial purchasers of the convertible senior notes offering exercise their option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act.

The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan transactions under the ADS Lending Agreements will terminate, and this offering will terminate, and all the Borrowed ADSs (or ADSs fungible with the Borrowed ADSs) must be returned to us.

See "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes" for a description of the convertible senior note offering.

Risk factors

An investment in our ADSs involves risks. You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus titled "Risk Factors," as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the ADSs.

Conflicts of interest

All of the proceeds of the offering of the Borrowed ADSs will be paid to the ADS Underwriters or affiliates thereof. As a result, the ADS Underwriters, or affiliates thereof, will each receive 5% or more of the net proceeds of this offering. Thus, each ADS Underwriter has a "conflict of interest" as defined in Rule 5121 of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Accordingly, this offering will be made in compliance with the requirements of FINRA Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market" as defined in FINRA Rule 5121, exists for the ADSs.

Delayed Settlement

Delivery of the Initial Borrowed ADSs will be made on April 10, 2019, which will be the third business day following the date of the pricing of the convertible senior notes (such settlement being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Borrowed ADSs more than two business days prior to April 10, 2019 will be required, by virtue of the fact that the convertible senior notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of Borrowed ADSs who wish to trade the Borrowed ADSs during such period should consult their advisors.

RISK FACTORS

        Investing in the Borrowed ADSs involves risk. In addition to the other information included or incorporated by reference in this prospectus supplement, you should carefully consider the risks described below before investing in the Borrowed ADSs. The following factors, individually and in the aggregate, could cause our business, results of operations and financial condition to suffer or materially differ from expected and historical results. As a result, the trading price of the Borrowed ADSs may decline, and you may lose part or all of your investment.

Risks Related to Our Business

If the e-commerce market in China does not grow, or grows more slowly than we expect, demand for our services and solutions could be adversely affected.

        Continued demand from our existing and potential brand partners to use our services and solutions depends on whether e-commerce will continue to be widely accepted. While online retail has existed in China since the 1990s, only recently have large online retail companies become profitable. The long-term viability and prospects of the online retail business in China remain relatively untested. Our future results of operations will depend on numerous factors affecting the development of the e-commerce industry in China, which may be beyond our control. These factors include:

  •
  the growth of internet, broadband, personal computer and mobile penetration and usage in China, and the rate of any such growth;

  •
  the trust and confidence level of online retail consumers in China, as well as changes in consumers' demographics, tastes and preferences;

  •
  whether alternative retail channels or business models that better address the needs of consumers emerge in China; and

  •
  the development of fulfillment, payment and other ancillary services associated with online purchases.

        If consumer utilization of e-commerce channels in China does not grow or grows more slowly than we expect, demand for our services and solutions would be adversely affected, our revenues would be negatively impacted and our ability to pursue our growth strategy would be compromised.

If the complexities and challenges faced by brand partners seeking to sell online diminish, or if our brand partners increase their in-house e-commerce capabilities as an alternative to our solutions and services, demand for our solutions and services could be adversely affected.

        One of the key attractions of our solutions and services to brand partners is our ability to help address the complexities and difficulties they face in the e-commerce market in China. If the level of such complexities and difficulties declines as a result of changes in the e-commerce landscape or otherwise, or if our brand partners choose to increase their in-house support capabilities as an alternative to our e-commerce solutions and services, our solutions and services may become less important or attractive to our brand partners, and demand for our solutions and services may decline.

Our success is tied to the success of our existing and future brand partners for which we operate brand e-commerce business.

        Our success is substantially dependent upon the success of our brand partners. As we continue to expand and optimize our brand partner base, our future success will also be tied to the success of our future brand partners. We cannot assure you that our efforts to attract new brand partners and other customers and optimize our brand partner base will be successful or will not have any material adverse impact on our business performance or results of operation. The retail business in China is intensely competitive. If our brand partners were to experience any significant decline in their online sales due to any reason, such as newly identified quality or safety issues or decreased popularity of their products, or if they were to have any financial difficulties, suffer impairment of their brands or if the profitability of, or demand for, their products decreases for any other reason, it could adversely affect our results of operations and our ability to maintain and grow our business. Our business could also be adversely affected if our brand partners' product sales, marketing, brands or retail stores are not successful or if our brand partners reduce their marketing efforts.

If we are unable to retain our existing brand partners, our results of operations could be materially and adversely affected.

        We provide brand e-commerce service to brand partners primarily pursuant to annual and tri-annual contractual arrangements. These contracts may not be renewed or, if renewed, may not be renewed on the same or more favorable terms for us. We may not be able to accurately predict future trends in brand partners renewals, and our brand partners' renewal rates may decline or fluctuate due to factors such as level of satisfaction with our services and solutions and our fees and charges, as well as factors beyond our control, such as level of competition faced by our brand partners, their level of success in e-commerce and their spending levels.

        In particular, some of our existing brand partners have had years of cooperation with us and we generated a significant portion of our net revenue through (i) the sale of products in the stores of these brands operated by us and (ii) provision of our services to these brand partners, which we collectively refer to as net revenues "related to" these brand partners in order to assess our overall business relationship with them. In 2018, net revenues related to our top two brand partners comprised approximately 23.6% and 12.8% of our total net revenues, respectively. Some of our other brand partners also contributed significantly to our total GMV while our net revenues related to them were less significant (each less than 10% of our total net revenues in 2018) as they mainly utilized our capabilities under the service fee model or consignment model and therefore we did not generate any product sales revenue related to them. However, if such a brand partner terminates or does not renew its business relationship with us, our GMV may be materially and adversely affected. In the past, some brand partners did not renew their business relationships with us and we cannot assure you that our existing brand partners will renew their business relationships with us in the future. Net revenues related to our top 10 brand partners in the aggregate comprised approximately 61.1% of our total net revenues in 2018. If some of our existing brand partners, in particular brand partners with years of cooperation with us, terminate or do not renew their business relationships with us, renew on less favorable terms or for fewer services and solutions, and we do not acquire replacement brand partners or otherwise grow our brand partner base, our results of operations may be materially and adversely affected.

        Some of our existing brand partners do not allow us to sell products of, or provide similar services to, their competitors, which has restricted and may continue to restrict the development and expansion of our business. Further, with the expansion in our business, we may be subject to similar non-compete restrictions requested from existing and future brand partners. Compliance with such restrictions will limit our ability to expand our business. If we are found by these brand partners to be in violation of the non-compete restrictions, we may be subject to breach liabilities, as a result of which our financial condition and results of operations may be materially and adversely affected.

If we fail to maintain our relationships with e-commerce channels or adapt ourselves to emerging e-commerce channels, or if e-commerce channels otherwise curtail or inhibit our ability to integrate our solutions with their channels, our solutions would be less appealing to existing and potential brand partners.

        We generate a substantial majority of our revenues from the solutions we provide on e-commerce channels, including marketplaces, social media, mobile channels and other emerging e-commerce channels. These e-commerce channels have no obligation to do business with us or to allow us to have access to their channels in the long term. If we fail to maintain our relationships with these channels, they may decide at any time and for any reason to significantly curtail or inhibit our ability to integrate our solutions with their channels.

        Additionally, these channels may decide to make significant changes to their respective business models, policies, systems or plans, and those changes could impair or inhibit our ability or our partners' ability to use our solutions to sell their products on those channels, or may adversely affect the amount of GMV that our partners can sell on those channels, or otherwise reduce the desirability of selling on those channels. Further, any of these channels could decide to acquire capabilities that would allow them to compete with us. If we are unable to adapt to new e-commerce channels as they emerge, our solutions may be less attractive to our partners. Any of these developments could have a material adverse effect on our results of operations.

We rely on the success of certain e-commerce channels such as Tmall.

        A substantial majority of our GMV is derived from merchandise sold or services rendered on Tmall. If e-commerce channels such as Tmall are not successful in attracting consumers or their reputations are adversely affected for whatever reasons, our brand partners may cease to sell their products on these channels. As our results of operations rely on the solutions we provide on these e-commerce channels, a decrease in the use of these channels would reduce demands for our services, which would adversely affect our business and results of operations.

We rely in part on a pricing model under which a variable portion of the revenues we generate from our brand partners is based upon the amount of GMV, and any change in that model may adversely affect our financial results.

        We have adopted a pricing model under which a negotiated portion of the revenues we generate from our brand partners is variable based on GMV generated through the partner's online stores that we operate. If that GMV were to decline, does not grow as expected or if our partners demand pricing terms that do not provide for variability based on the value of purchases transacted and settled on the stores operated by us, our revenues, profitability and business prospects may be adversely affected.

        In addition, the ratio of our revenues as a percentage of GMV generated through the partners' online stores that we operate could vary as their bargaining power increases, which could adversely affect our financial results. We also intend to focus on quality GMV categories with higher ratio of our revenues as a percentage of GMV generated through the partners' online stores that we operate, however, there is no guarantee that we will successfully achieve this and failure of such could adversely affect our financial results.

We may not be able to compete successfully against current and future competitors.

        We face intense competition in the market for brand e-commerce solutions and services, and we expect competition to continue to intensify in the future. Increased competition may result in reduced pricing for our services and solutions or a decrease in our market share, any of which could negatively affect our ability to retain existing brand partners and attract new brand partners, our future financial and operating results, and our ability to grow our business.

        A number of competitive factors could cause us to lose potential sales or to sell our services and solutions at lower prices or at reduced profitability, including:

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  Potential brand partners may choose to continue using or developing applications or building e-commerce teams or infrastructures in-house, rather than paying for our solutions and services;

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  The e-commerce channels themselves, which typically offer, often free, software tools that allow brand partners to connect to the e-commerce channels, may decide to compete more vigorously with us;

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  Competitors may adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in brand partners' requirements, and devote greater resources to the promotion and sales of their products and services than we can;

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  Current and potential competitors may offer software that addresses one or more online channel management functions at a lower price point or with greater depth than our solutions and may be able to devote greater resources to those solutions than we can; and

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  Software vendors could bundle channel management solutions with other solutions or offer such products at a lower price as part of a larger product sale.

        In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our business and our operating and financial results could be adversely affected.

Material disruption of e-commerce channels could prevent us from providing services to our brand partners and reduce sales in stores operated by us.

        E-commerce channels could cease operations unexpectedly due to a number of events, including interruptions in telecommunication services, computer viruses and unlawful access to e-commerce channels. Any material channel downtime or disruption could prevent us from providing services to our brand partners and reduce sales in stores operated by us. Because we operate on a limited number of e-commerce channels, the adverse effects of such downtime and disruption could be significant to our operations as a whole.

The proper functioning of our technology platform is essential to our business. Any failure to maintain the satisfactory performance of our platform could materially and adversely affect our business and reputation.

        The satisfactory performance, reliability and availability of our technology platform are critical to our success and our ability to attract and retain brand partners and provide quality customer services. Any system interruptions caused by telecommunications failures, errors encountered during system upgrades or system expansions, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of our technology platform, degraded order fulfillment performance, or additional shipping and handling costs may, individually or collectively, materially and adversely affect our business, reputation, financial condition and results of operations.

        In addition, any system failure or interruption could cause material damage to our reputation and brand image if our systems are perceived to be insecure or unreliable. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill consumers' orders. Security breaches, computer viruses and hacking attacks have become more prevalent in our industry. We have experienced in the past and may experience in the future such attacks and unexpected interruptions. We can provide no assurance that our current security mechanisms will be sufficient to protect our IT systems from any third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such future occurrences could materially and adversely affect our business, reputation, financial condition and results of operations.

        Additionally, we must continue to upgrade and improve our technology platform to support our business growth, and failure to do so could impede our growth. However, we cannot assure you that we will be successful in executing these system upgrades and improvement strategies. In particular, our systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If our existing or future technology platform does not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect our business, financial condition and results of operations.

We have experienced rapid growth in recent years, and failure to manage our growth and maintain profitability could harm our business and prospects.

        We have experienced rapid growth in recent years. Our total net revenues increased from RMB1,548.4 million in 2014 to RMB5,393.0 million (US$784.4 million) in 2018, representing a compound annual growth rate of 36.6%. However, there is no assurance that we will be able to maintain our historical growth rates in future periods. Our revenue growth may slow or our revenues may decline for many reasons, including competition, slower growth of the China retail or China online retail sales, fulfillment bottlenecks, emergence of alternative business models, changes in government policies and other general economic conditions.

        Our growth has placed, and continues to place, significant strain on our management and resources. We anticipate that we will need to implement new or upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We also need to expand, train, manage and motivate our workforce and manage our relationships with our partners, suppliers, third-party merchants and other service providers. To maintain profitability, we must implement such upgrades, manage our workforce cost-effectively and manage our cost of products and operating expenses. We cannot assure you that we will be able to manage our growth or maintain profitability or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects. Accordingly, our historical performance may not be indicative of future operating results.

We make investments in business initiatives that may not be successful. Any unsuccessful business initiatives could materially and adversely affect our business, financial condition and results of operations.

        Our prospects for growth depend on our ability to innovate and continue to strategize new value-added brand e-commerce service through improved technologies and on our ability to effectively commercialize such innovations. There are uncertainties related to our investments in new solutions and services. For example, in 2014, we launched our online retail platform, Maikefeng, which offers authentic and high-quality products at discounted prices through our Maikefeng mobile application. The return on our investments in new initiatives may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected. For example, we recorded operating loss of RMB17.1 million, RMB55.3 million and RMB53.7 million from our then-existing Maikefeng segment in 2014, 2015 and 2016, and we scaled down the operation of our Maikefeng marketplace in 2017.

We may not be able to recoup the capital expenditures we incur to strengthen our technology and innovation capabilities and upgrade our technology platform.

        We have invested and will continue to expend financial resources in strengthening our technology and innovation capabilities and upgrading our technology platform. For example, we established an innovation center in June 2017, which focuses on enhancing our IT capabilities and helps us shape the market by developing new systems such as cloud-based operating platforms and big data analysis tools for brand e-commerce, implementing artificial intelligence in brand e-commerce, and upgrading the current technology systems, in order to serve a wider variety of brand partners and other customers with a broader array of services. We may continue to invest in these initiatives as our business develops. However, investments in technology and innovation initiatives are inherently uncertain, and we may encounter practical difficulties in deploying or commercializing our technology and innovations. As a result, we may not be able to recover the expenditures associated with this investment, and any recovery of such expenses may take longer than expected.

Our expansion into new product categories may expose us to new challenges and more risks.

        We currently serve brand partners in the following categories: apparel and accessories; appliances; electronics; home and furnishings; food and health products; beauty and cosmetics; fast moving consumer goods and mother and baby; and insurance and automobiles. In the future, we may provide services to brand partners in new product categories in which we have limited experience and operating history. Our product mix also affects our revenue mix and profitability. This may make predicting our future results of operations more difficult than it otherwise would be. Therefore, our past results of operations should not be taken as indicative of our future performance. If we cannot successfully manage our product mix, address new challenges and compete effectively, we may not be able to recover costs of our investments and eventually achieve profitability, and our future results of operations and growth prospects may be materially and adversely affected.

Our results of operations are subject to fluctuations due to the seasonality of our business and other events.

        We have experienced and expect to continue to experience seasonal fluctuations in our revenues. These seasonal patterns have caused and will continue to cause fluctuations in our operating results. Our results of operations historically have been seasonal primarily because consumers increase their purchases during particular promotional activities, such as Singles Day (which is an online sales promotion event that falls on November 11 each year) and the impact of seasonal buying patterns within certain categories such as apparel. In addition, we generally experience a lower level of sales activity in the first quarter due to the Chinese New Year holiday, during which consumers generally spend less time shopping online and businesses in China are generally closed.

        In anticipation of increased sales activity during peak seasons, we increase our inventory levels and incur additional expenses such as by hiring a significant number of temporary employees to supplement our permanent staff. If our seasonal revenues are below expectations, our operating results could be below the expectations of securities analysts and investors. Due to the nature of our business, it is difficult to predict the impact of this seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel, customer service operations, fulfillment operations and shipment activities and may cause a shortfall in revenues compared to expenses in a given period. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

        In addition, if too many consumers access the online stores operated by us within a short period of time due to increased promotions or other demand surges, we may experience system interruptions that make such online stores unavailable or prevent us from transmitting orders to our fulfillment operations, which may reduce the volume of transactions in the stores that we operate as well as the attractiveness of such online stores to consumers. In anticipation of increased sales activity during peak seasons, we and our brand partners increase our inventory levels. If we and our brand partners do not increase inventory levels for popular products in sufficient amounts or are unable to restock popular products in a timely manner, we and our brand partners may fail to meet customer demand which could reduce the attractiveness of such online stores. Alternatively, if we overstock products, we may be required to take significant inventory markdowns or write-offs, which could reduce profits. Either of these outcomes may lead our customers to reduce their engagement with us.

Our investments in other entities may not be successful and we may incur significant losses as a result.

        We have made investments in third parties that are complementary to our business and operations. We may pursue strategic alliances or joint ventures and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us promote our solutions to new brand partners, expand our service offerings and improve our technology infrastructure. Strategic alliances or joint ventures with third parties could subject us to many risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. We may have little ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

        We may not be successful in achieving the strategic objective upon which any given investment or joint venture is premised, and we could lose all or part of our investment. For example, we recorded a net loss of RMB0.6 million on our investment in Automoney Inc., an automobile performance solution provider in the PRC which we jointly established with an unrelated party investor, in 2015. We recorded impairment loss of investments of RMB6.2 million and RMB9.0 million (US$1.3 million) in 2017 and 2018, respectively. We may be required to perform impairment assessment and recognize impairment loss on any of our other investments in the future. Any such losses may have a material adverse effect on our results of operations, and in particular, our net income or loss.

We must comply with certain financial and other covenants under the terms of our debt instruments and the failure to do so may put us in default under those instruments.

        Some of our loan agreements include financial covenants and broad default provisions. The financial covenants such as net asset value and leverage ratio in general govern our existing debt and debt we may incur in the future. These covenants could limit our ability to plan for or react to market conditions or to meet our capital needs in a timely manner and complying with these covenants may require us to curtail some of our operations and growth plans, or seek waivers or consents from our creditors. In addition, any global or regional economic deterioration may cause us to incur significant net losses or force us to assume considerable liabilities, which would adversely impact our ability to comply with the financial and other covenants of our outstanding loans. If our creditors refuse to grant waivers for any non-compliance with these covenants, such non-compliance will constitute an event of default which may accelerate the amounts due under the applicable loan agreements. Some of our loan agreements also contain cross-default clauses, which could enable creditors under our debt instruments to declare an event of default should there be an event of default on our other loan agreements.

        Although we are currently in compliance with our existing financial and other covenants under the terms of our debt instruments, we cannot assure you that we will be able to remain in compliance with those covenants in the future. We may not be able to cure future violations or obtain a waiver on a timely basis in order to avoid a default. An event of default under any agreement governing our existing or future debt, if not cured by us or waived by our creditors, could have a material adverse effect on our liquidity and capital resources, financial condition and results of operations. Our business relationships with our creditors may not be sustained, which may adversely affect our business, financial condition and results of operations.

We may fail to expand effectively to international markets.

        We have expanded and plan to continue to expand our business internationally, which may cause our business to be susceptible to international business risks and challenges. International operations are subject to many special risks and challenges that could adversely affect our business, such as compliance with international legal and regulatory requirements and managing fluctuations in currency exchange rates. We cannot assure you that our various international expansion efforts will be completed as planned or achieve the intended results. Any negative impact from our international business efforts could also negatively impact our business, operating results and financial conditions as a whole. In addition, we may face additional competition from local companies. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, local customers.

If we fail to manage our accounts receivable and inventories effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

        Under the distribution model, we generally grant a credit period of no more than two weeks to customers of our products. Under the service fee model and consignment model, we normally charge service fees from our brand partners with a credit period of one month to four months. As of December 31, 2016, 2017 and 2018, our accounts receivables amounted to RMB627.8 million, RMB1,085.7 million and RMB1,547.6 million (US$225.1 million), respectively. Our accounts receivables turnover days were 54 days, 75 days and 89 days in 2016, 2017 and 2018. The increases in the amount of our accounts receivables and the accounts receivables turnover days were due to the increase in the proportion of our revenues generated from services, which generally has longer payment terms. Our inventories were RMB309.3 million, RMB382.0 million and RMB650.3 million (US$94.6 million) as of December 31, 2016, 2017 and 2018, respectively. These increases reflected the additional inventories required to support our expanded product sales volumes.

        We deploy different strategies to deal with non-seasonal and seasonal demands and make adjustments to our procurement plan in order to minimize the chance of excess unsold inventory and manage our product costs. We cannot assure you that we will be able to effectively manage our inventories and product costs. The amount and turnover days of our accounts receivables and inventories may increase in the future, which will make it more challenging for us to manage our working capital effectively and our results of operations, financial conditions and liquidity may be materially and adversely affected.

We rely on our ability to enter into marketing and promotional arrangements with online services, search engines, and other websites to drive traffic to the stores we operate and for our other customers. If we are unable to enter into or properly maintain and manage these marketing and promotional arrangements, our ability to generate revenue could be adversely affected.

        We have entered into marketing and promotional arrangements with online services, search engines, and other websites to provide content, advertising banners and other links to our brand partners' e-commerce businesses. We expect to rely on these arrangements as significant sources of traffic to our brand partners' e-commerce businesses and to attract new brand partners. We also provide digital marketing services to our other customers. If we are unable to maintain these relationships or enter into new arrangements on acceptable terms, our ability to attract new brand partners and new customers could be harmed. Further, many of the parties with which we may have online advertising arrangements provide advertising services for other marketers of goods. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may limit our brand partners' and our ability to maintain market share and revenue and affect our profitability. Moreover, if we are unable to manage and conduct marketing and promotional activities for our clients cost-effectively, they may turn to other alternatives, reducing our revenues and potentially materially adversely affecting our business and reputation.

We may not be able to respond to rapid changes in channel technologies or requirements.

        The e-commerce market is characterized by rapid technological changes and frequent changes in rules, specifications and other requirements for our brand partners to be able to sell their merchandise on particular channels. Our ability to retain and attract brand partners depends in large part on our ability to improve our existing solutions and introduce new solutions that can adapt quickly to these changes in channel technologies. To achieve market acceptance for our solutions, we must effectively anticipate and offer solutions that meet frequently changing channel requirements in a timely manner. If we fail to do so, our ability to renew our contracts with existing brand partners and to increase demand for our solutions will be impaired.

        Our investments in innovations and new technologies, which may be significant, may not increase our competitiveness or generate financial returns in the short term, or at all, and we may not be successful in adopting and implementing new technologies, such as artificial intelligence, or AI, big data and data securities, to compete effectively. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plans. Our failure to innovate and adapt to these changes and developments would have a material adverse effect on our business, financial condition and results of operations. For example, we might not be successful in implementing innovative solutions to help our brand partners devise and execute O2O and new retail strategies to integrate their offline and online channels to provide seamless shopping experience for consumers. Even if we timely innovate and adopt changes in our strategies and plans, we may nevertheless fail to realize the anticipated benefits of such changes or even generate lower levels of revenue as a result.

If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform in a manner that responds to our brand partners' evolving needs, our business may be adversely affected.

        The markets in which we compete are characterized by constant change and innovation and we expect them to continue to evolve rapidly. Our success has been based on our ability to identify and anticipate the needs of our brand partners and design and maintain a platform that provides them with the tools they need to operate their businesses. Our ability to attract new brand partners, retain revenue from existing ones and increase sales to both new and existing ones will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform. To the extent we are not able to enhance our platform's functionality in order to maintain its utility, enhance our platform's scalability in order to maintain its performance and availability, or improve our support function in order to meet increased demands, our business, operating results and financial condition could be adversely affected.

        We may experience difficulties with software development that could delay or prevent the development, introduction or implementation of new solutions and enhancements. Software development involves a significant amount of time for our research and development team, as it can take our developers months to update, code and test new and upgraded solutions and integrate them into our platform. We must also continually update, test and enhance our software platform. For example, our design team spends a significant amount of time and resources incorporating various design enhancements, such as customized colors, fonts, content and other features, into our platform. The continual improvement and enhancement of our platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. We may make significant investments in new solutions or enhancements that may not achieve expected returns. The improvement and enhancement of the functionality, performance, reliability, design, security and scalability of our platform is expensive and complex, and to the extent we are not able to perform it in a manner that responds to our brand partners' evolving needs, our business, operating results and financial condition will be adversely affected.

If we and our brand partners fail to anticipate changes in consumers' buying preferences and adjust product offering and merchandising of the stores that we operate accordingly, our results of operation may be materially and adversely impacted.

        Our success depends, in part, upon our ability and our brand partners' ability to anticipate and respond to consumer trends with respect to products sold through the stores that we operate. Constantly changing consumer preferences have affected and will continue to affect the online retail industry. We must stay abreast of emerging consumer preferences and anticipate product trends that will appeal to existing and potential consumers. Our dedicated store operation teams work closely with our brand partners to manage inventory and site content of the brand stores that we operate. In order to be successful, we and our brand partners must accurately predict consumers' tastes and avoid overstocking or understocking products. If we or our brand partners fail to identify and respond to changes in merchandising and consumer preferences, sales on our brand partners' e-commerce businesses could suffer and we or our brand partners could be required to mark down unsold inventory, which could negatively impact our financial results.

Any deficiencies in China's telecommunication infrastructure could impair our ability to provide e-commerce solutions to our brand partners and materially and adversely affect our results of operations.

        Our business depends on the performance and reliability of the telecommunication infrastructure in China. The availability of our technology platform depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage, among other things. Almost all access to the internet and mobile network is maintained through state-owned telecommunication carriers under administrative control, and we obtain access to end-user networks operated by such telecommunications carriers and service providers to present our internet platform to consumers. We have experienced service interruptions in the past, which were typically caused by service interruptions at the underlying external telecommunications service providers, such as the internet data centers and broadband carriers from which we lease services. Service interruptions prevent brand partners from utilizing our technology platform, and frequent interruptions could frustrate consumers and discourage them from attempting to place orders, which could cause us and our brand partners to lose consumers and adversely affect our results of operations.

Software failures or human errors could cause our solutions to oversell our brand partners' inventory or misprice their offerings, which would hurt our reputation and reduce demand for our services and solutions.

        Some of our brand partners rely on our solutions to automate the allocation of their inventories simultaneously across multiple online channels, as well as to ensure that their sales comply with the policies of each channel. In many instances, our personnel operate our solutions on behalf of our brand partners. In the event that our solutions do not function properly, or if there are human errors on the part of our service staff, our brand partners might inadvertently sell more inventories than they actually have in stock or make sales that violate channel policies. Overselling their inventories could force our brand partners to cancel orders at rates that violate channel policies. Errors in our software or human error could cause transactions to be incorrectly processed that would cause GMV and, as a result, our fees to be overstated. We have experienced rare instances of such errors in the past and might experience similar occurrences in the future could reduce demand for our solutions and hurt our business reputation. Brand partners could also seek recourse against us in these cases.

Any suspension or termination of our cooperation with Cainiao may have a material and adverse effect on our business and results of operation.

        A substantial proportion of our warehousing services are delivered under our warehousing service cooperation agreement with Cainiao, a subsidiary of Alibaba Group Holding Limited, or Alibaba Group. Operations of our warehouse and cooperation with Cainiao and any third-party seller are subject to challenges that could adversely affect our business. To guarantee our performance under the cooperation agreement with Cainiao, we are required to make a performance deposit with Cainiao and it may deduct from our deposit under certain circumstances if we fail to meet specific standards. If we do not comply with the terms of the warehousing service cooperation agreement, or if it is suspended or terminated, our business operations and financial condition could be materially adversely affected.

Any interruption in our fulfillment operations for an extended period may have an adverse impact on our business.

        Our ability to process and fulfill orders accurately depends on the smooth operation of our fulfillment and logistics network and our ability to accurately take orders from Cainiao's logistics data platform and fulfill the orders. Our fulfillment and logistics infrastructure may be vulnerable to damage caused by fire, flood, power outage, telecommunications failure, break-ins, earthquake, human error and other events. If any of our fulfillment and logistics infrastructures were rendered incapable of operations, then we may be unable to fulfill any orders. We do not carry business interruption insurance, and the occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on third-party delivery service providers to deliver products to consumers, and if they fail to provide reliable delivery services our business and reputation may be materially and adversely affected.

        We rely on third-party delivery service providers to deliver products to consumers, and any major interruptions to or failures in these third parties' delivery services could prevent the timely or successful delivery of products. These interruptions may be due to unforeseen events that are beyond our control or the control of these third-party delivery companies, such as inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. If products are not delivered on time or are delivered in a damaged state, consumers may refuse to accept products and may claim refund from us or our brand partners, and brand partners may have less confidence in our services. As a result, we may lose brand partners, and our financial condition and reputation could suffer.

Failure to effectively manage our warehouse capacity and utilization could have a material adverse effect on our business and results of operation.

        As of December 31, 2018, we operated warehouses with an aggregate gross floor area of approximately 350,000 square meters in six strategic cities, serving end customers in mainland China, Hong Kong, Macau and Taiwan. Managing these facilities is complex and our successful management of warehouse capacity and utilization is important to our profitability. Furthermore, we used a number of warehouses operated by third-party, which we may not be able to effectively manage or utilize. If we under-utilize our warehouse facilities, our costs will rise as a percentage of revenue, and if we have insufficient warehouse capacity, our revenue may not meet expectations. There can be no assurance that failure to manage our warehouse capacity and utilization will not have a material adverse effect on our business and results of operation.

We are subject to third-party payment processing related risks.

        We accept payments using a variety of methods, including online payments with credit cards and debit cards issued by major banks in China, payment through third-party online payment platforms such as Alipay and WeChat Pay, and payment on delivery. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profitability. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment and payment on delivery options. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

If we are unable to provide high-quality customer service, our business and results of operations may be materially and adversely affected.

        We depend on our online customer service representatives in our customer service center to provide live assistance to online shoppers. If our online customer service representatives fail to satisfy the individual needs of customers, our brand partners' sales could be negatively affected, and we may lose potential or existing brand partners, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our business generates and processes a large amount of data, and the improper use or disclosure of such data could harm our reputation as well as have a material adverse effect on our business and prospects.

Negative publicity, including negative internet postings, about us, our Baozun brand, management, brand partners and product offerings may have a material adverse effect on our business, reputation and the trading price of our ADSs.

        Negative publicity about us, our Baozun brand, management, brand partners and product offerings may arise from time to time. Negative comments about the stores operated by us, products offered in such stores, our business operation and management may appear in internet postings and other media sources from time to time and we cannot assure you that other types of negative publicity of a more serious nature will not arise in the future. For example, if our customer service representatives fail to satisfy the individual needs of our consumers, our consumers may become disgruntled and disseminate negative comments about our product offerings and services. In addition, our brand partners may also be subject to negative publicity for various reasons, such as consumers' complaints about the quality of their products and related services or other public relation incidents of such brand partners, which may adversely affect the sales of products of these brand partners in the stores operated by us and indirectly affect our reputation.

        Moreover, negative publicity about other online retailers or e-commerce service providers in China may arise from time to time and cause consumers to lose confidence in the products and services we offer. Any such negative publicity, regardless of veracity, may have a material adverse effect on our business, our reputation and the trading price of our ADSs.

If counterfeit products are sold in the stores we operate or the platform we operated, our reputation and financial results could be materially and adversely affected.

        We represent reputable brands, and we source goods from our brand partners directly or through third party procurement agents authorized by our brand partners. However, their measures of safeguarding against counterfeit products sold through e-commerce may not be adequate. Although we have indemnity clauses in most of our contracts with our brand partners, sales could decline and we may suffer reputational harm. We may be subject to sanctions under applicable laws and regulations if we are deemed to have participated or assisted in infringement activities associated with counterfeit goods, which may include injunctions to cease infringing activities, rectification, compensation, administrative penalties and even criminal liability, depending on the gravity of such misconduct. Furthermore, counterfeit products may be defective or inferior in quality as compared to authentic products and may pose safety risks to consumers. If consumers are injured by counterfeit products sold through the stores we operate or the platform we operated, we may be subject to lawsuits, severe administrative penalties and criminal liability. We believe our reputation is extremely important to our success and our competitive position. The discovery of counterfeit products sold through the stores we operate or the platform we operated may severally damage our reputation among brand partners, and they may refrain from using our services in the future, which would materially and adversely affect our business operations and financial results.

Any lack of requisite approvals, licenses or permits applicable to our business or failure to comply with PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations.

        Our business is subject to supervision and regulation by relevant PRC government authorities, including without limitation the Ministry of Commerce, or the MOFCOM, the Ministry of Industry and Information Technology, or the MIIT, the State Administration for Market Regulation, or the SAMR, a new governmental agency to take over, among others, the State Administration for Industry and Commerce, or the SAIC, and the State Food and Drug Administration. These government authorities promulgate and enforce regulations that cover many aspects of online retailing and distribution of products such as food and medical devices, including scope of permitted business activities, licenses and permits for business operation, and restriction on foreign investments. Meanwhile, the brand partners we partner with are also obliged to hold licenses and meet regulatory requirements in order to sell products themselves or through our e-commerce solutions. While we currently hold all material licenses and permits required for our business operations, we cannot assure you that we will not be required to renew these licenses and permits upon their expiration or to expand the current business scope of these licenses and permits or to obtain new licenses or permits in the future as a result of our business expansion, change in our business operations or change in laws and regulations applicable to us.

        As e-commerce business via internet and mobile network is still evolving in China, new laws and regulations may be adopted from time to time, and substantial uncertainties exist regarding interpretation and implementation of current and future PRC laws and regulations applicable to our business operations. We cannot assure you that our current business activities will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in the relevant authorities' interpretation of these laws and regulations. For example, the MIIT released the new Classified Catalog of Telecommunications Services, or the Telecommunication Catalog, on December 29, 2015, which came into effect on March 1, 2016 and specifies that information services provided through mobile networks are recognized as internet information services, and service providers, like operators of mobile application stores, will be required to meet certain qualifications, including obtaining an ICP license covering internet information services rendered through mobile network. In addition, according to the Telecommunication Catalog and other MIIT rules, operating a marketplace platform that connects sellers and buyers is categorized as online data processing and transaction processing services, and therefore such service providers are required to obtain a value-added telecommunication license covering online data processing and transaction processing services. Our consolidated VIE, Shanghai Zunyi, has obtained an ICP license covering domestic call center services and internet information services, and we also currently hold an operating license for online data processing and transaction processing business (operational e-commerce) through our PRC subsidiary, Shanghai Baozun. With the expansion of our business in the future, we may be required to obtain other required license or expand the current scope of our licenses we hold to cover internet information services rendered through mobile networks or to cover other scopes such as online data processing and transaction processing service that may be required by the government authorities from time to time.

        If we fail to adapt to any new regulatory requirement or any competent government authority considers that we operate our business operation without any requisite license, permit or approval, or otherwise fails to comply with applicable regulatory requirements, we may be subject to administrative actions and penalties against us, including fines, confiscation of our incomes, revocation of our licenses or permits, or, in severe cases, cessation of certain business. In addition, if our brand partners are found by government authorities to have operated their business through us without requisite approvals, licenses or permits or otherwise to be in violation of applicable laws and regulations, they may be ordered to take rectification actions. Any of these actions may have a material and adverse effect on our business, financial condition and results of operations.

Our leased property interests and title with respect to certain land and buildings we may acquire may be defective and our right to lease and use the properties affected by such defects may be challenged, or we may fail to extend or renew our current leases or locate desirable alternatives for our facilities on commercially acceptable terms, which could cause significant disruption to our business.

        We leased 18 premises in Mainland China, Hong Kong and Taiwan for our offices, customer service center and warehouses as of December 31, 2018. Some of the lessors of these leases have not provided us with sufficient documents to prove their ownership of the premises or their rights to lease the premises to us for our intended use. We may not be able to maintain such leases if the lessors are not legal owners of the properties or do not have competent authorizations from the legal owners of the properties or have not obtained requisite governmental approvals in respect of our leases. In addition, we cannot assure you that we will be able to successfully extend or renew our leases upon expiration of the current term or locate desirable alternatives for our facilities on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations. In addition, we may acquire certain land use right and titles in the relevant buildings for business operation purposes from time to time. For example, we have acquired the land use right and title to the buildings located in Suzhou, China. Our use of the land and buildings we acquired may not be consistent with their approved usage, and some approvals, licenses and permits may be yet to be obtained for the construction and continuous use of such buildings. We cannot assure that we will be able to successfully remedy the defects or obtain all the requisite approvals, licenses or permits. These could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

We may be subject to product liability claims that could be costly and time-consuming.

        We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause personal injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. These claims will not be covered by insurance as we do not maintain any product liability insurance. Similarly, we could be subject to claims that consumers of the online stores operated by us were harmed due to their reliance on our product information, product selection guides, advice or instructions. If a successful claim were brought against us, it could adversely affect our business. We may have the right under applicable laws, rules and regulations to recover from the relevant brand partners', manufacturers' or distributors' compensation that we are required to make to consumers or end users in connection with a product liability, personal injury or a similar claim, if such relevant party is found responsible. However, there can be no assurance that we will be able to recover all or any amounts from these parties. We have historically encountered some call back of the products sold to consumers through our online store due to defective products, which has caused adverse effect on our operations. Any future product liability claim or large scale of call back due to defective products discovered, regardless of its merit or success, could result in the expenditure of funds and management time and adverse publicity and could have a negative impact on our business and financial condition.

We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

        Our future success is significantly dependent upon the continued service of our key executives and other key employees. If we lose the services of any member of management or key personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth.

        Competition for talent in the PRC e-commerce industry is intense, and the availability of suitable and qualified candidates in China is limited. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation and other benefits, there is no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

If we are unable to recruit, train and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

        Our future success depends, to a significant extent, on our ability to recruit, train and retain qualified personnel, particularly technical, fulfillment, marketing and other operational personnel with experience in the e-commerce industry. Since our industry is characterized by high demand and intense competition for talent and labor, we can provide no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. Particularly, our fulfillment infrastructure is labor intensive and requires a substantial number of blue-collar workers, and these positions tend to have higher than average turnover. As of December 31, 2018, we employed a total of 797 logistics personnel. We may hire additional employees in connection with the strengthening of our fulfillment capabilities. We have observed an overall tightening of the labor market and an emerging trend of shortage of labor supply. Failure to obtain stable and dedicated warehousing, delivery and other labor support may lead to underperformance of these functions and cause disruption to our business. Labor costs in China have increased with China's economic development, particularly in the large cities where we operate our fulfillment centers and more generally in the urban areas where we maintain our delivery and pickup stations. It is also costly to employ qualified personnel who have the knowledge and experience of working with leading global brands. In addition, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth on a timely fashion, or at all, and rapid expansion may impair our ability to maintain our corporate culture.

Increases in labor costs or restrictions in the supply of labor in China may materially and adversely affect our business, financial condition and results of operations.

        We currently use workers dispatched by third-party labor service agents to provide customer service and perform fulfillment function. As of December 31, 2018, approximately 4.4% of our work force was dispatched by third-party labor service agents. According to the Interim Provisions on Labor Dispatch, or the Labor Dispatch Provisions, issued in January 2014 and became effective on March 1, 2014, the number of dispatched contract workers hired by an employer shall not exceed 10% of the total number of its work force. Though our current number of the dispatched contract workers does not exceed the statutory limit, we cannot assure you that our labor dispatch arrangement will always comply with relevant labor regulations in the future. In addition, under the Labor Contract Law amended on December 28, 2012, labor dispatch is only allowed to apply to provisional, auxiliary or substitutive positions. As such, we may need to adjust our staffing arrangements which may result in an increase in our labor cost.

        As of the date of this prospectus supplement, we have not received any warning or notice of potential negative action by relevant labor authorities regarding our labor dispatch arrangement. However, if we are found to be in violation of the rules regulating dispatched contract workers, we may be ordered to rectify the noncompliance by entering into written employment contracts with our dispatched contract workers, and if we fail to rectify within the time period specified by the labor authority, we may be subject to a penalty ranging from RMB5,000 (US$727) to RMB10,000 (US$1,454) per dispatched worker.

Our business generates and processes a large amount of data, and the improper use or disclosure of such data could harm our reputation as well as have a material adverse effect on our business and prospects.

        Our business generates and processes a large quantity of personal, transaction, demographic and behavioral data. We face risks inherent in handling and protecting large volumes of data. In particular, we face challenges relating to data derived from transactions and other activities on our platform, including:

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  protecting data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;

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  addressing data privacy, security and other concerns; and

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  complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

        Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our customers to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally.

        The PRC regulatory and enforcement regime with regard to data security and data protection is evolving. On July 1, 2015, the National People's Congress Standing Committee promulgated the National Security Law, or the New National Security Law, which took effect on the same date and replaced the former National Security Law promulgated in 1993. The New National Security Law covers various types of national security including technology security and information security. According to the New National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the New National Security Law, the state shall establish national security review and supervision institutions and mechanisms, and conduct national security reviews of key technologies and IT products and services that affect or may affect national security. In particular, we are legally obligated under the New National Security Law to safeguard national security by, for example, providing evidence related to activities endangering national security, providing convenience and assistance for national security work, and providing necessary support and assistance for national security institutions, public security institutions as well as military institutions. As such, we may have to provide data to PRC government authorities and military institutions for compliance with the New National Security Law, which may increase our expenses and subject us to negative publicity that could harm our reputation with users and negatively affect the trading price of our ADSs. There are uncertainties on how the New National Security Law will be implemented in practice. PRC regulators, including the National People's Congress Standing Committee, the MIIT and the Cyberspace Administration, have been increasingly focused on regulation in the areas of data security and data protection. For example, the National People's Congress Standing Committee promulgated the Cybersecurity Law on November 7, 2016, which became effective on June 1, 2017, and strengthens the administration on cyber security. See "—Substantial uncertainties exist with respect to China's Cybersecurity Law and the impact it may have on our business operations." We expect that these areas will receive greater attention and focus from regulators, as well as attract public scrutiny and attention going forward. This greater attention, scrutiny and enforcement, including more frequent inspections, could increase our compliance costs and, subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, our reputation and results of operations could be materially and adversely affected.

        As we expand our operations, we will be subject to additional laws in other jurisdictions where our brand partners, consumers and other customers are located. The laws, rules and regulations of other jurisdictions may be at a more mature stage of development, be more comprehensive and nuanced in their scope, and impose more stringent or conflicting requirements and penalties than those in China, compliance with which could require significant resources and costs. Any failure, or perceived failure, by us to comply with our privacy policies or with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by governmental entities or others. These proceedings or actions could subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business.

Substantial uncertainties exist with respect to China's Cybersecurity Law and the impact it may have on our business operations.

        China's Cybersecurity Law, which took effect in 2017, requires network operators in the PRC to take actions to prevent security attacks and data loss, including data classification and backup and encryption. The Cybersecurity Law specifies requirements on user information protection applicable to network operators, who are prohibited from disclosing without permission or selling individual information with limited exceptions. When network operators become aware of any information that is prohibited by laws and administrative regulations, they are required to immediately cease transmission of such information, and take measures such as deletion of relevant information to prevent its dissemination. Operators must maintain a record of these incidents when they occur and report them to the relevant authorities, who may also request for such reports. Where any prohibited information comes from outside the territory of China, the authorities may additionally request that all relevant institutions take measures to stop the flow of such prohibited information.

        We may be deemed a "network operator" and thus subject to the requirements of the Cybersecurity Law. Furthermore, if we are deemed to be an operator of critical information infrastructure, we may be subject to higher standards. There remains high uncertainty in the interpretation and enforcement of the law. In particular, due to lack of details on the implementation of the Cybersecurity Law, we cannot assure you that we would be able to comply with the requirements in a timely manner. Failure to comply with the requirements may lead to fines, revocation of business permits or licenses and other sanctions.

        Finally, we procure equipment or software for storage, encryption and decryption from time to time. It remains unclear whether such equipment or software will fall into the category of the so-called "critical network equipment" or "dedicated network security products" due to lack of criteria or standards in the Cybersecurity Law. As such, we cannot assure that the equipment and software we have procured or may procure in the future comply with the requirements, and we may incur additional costs to comply with the requirements.

We may not be able to adequately protect our intellectual property rights.

        We rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

        Intellectual property protection may not be sufficient in China or other countries in which we operate. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations. Under the Foreign Investment Law promulgated by the National People's Congress on March 15, 2019, which will become effective on January 1, 2020, the PRC government encourages technology cooperation on the basis of free will and business rules in the process of foreign investment, no administrative agency or its employee may force the transfer of any technology by administrative means. However, because the Foreign Investment Law is newly enacted and not yet effective, there remain high uncertainties with regard to how the law will be interpreted and enforced.

We may be accused of infringing intellectual property rights of third parties and violating content restrictions of relevant laws.

        Third parties may claim that the technology or content used in our operation of online stores or our service offerings infringe upon their intellectual property rights. We have been in the past subject to non-material legal proceedings and claims relating to infringement of the intellectual property rights of others. The possibility of intellectual property claims against us increases as we continue to grow, particularly internationally. Such claims, whether or not having merit, may result in our expenditure of significant financial and management resources, injunctions against us or payment of damages. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in the number of third parties whose sole or primary business is to assert such claims. In addition, we have registered or are in the process of registering some marks we used for our business but some of our applications have been or may be rejected by the governmental authority. As some third parties have already registered or may register the trademarks which are similar to the marks we used in our business, infringement claims may be asserted against us, and we cannot assure you that a government authority or a court will hold the view that such similarity will not cause confusion in the market. In this case, we may be required to explore the possibility of acquiring these trademarks from, or entering into exclusive licensing agreements with the third parties, which will cause us to incur additional costs.

        China has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the internet. The PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of the information disseminated through the online stores operated by us were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

        The outcome of any claims, investigations and proceedings is inherently uncertain, and in any event defending against these claims could be both costly and time-consuming, and could significantly divert the efforts and resources of our management and other personnel. An adverse determination in any such litigation or proceedings could cause us to pay damages, as well as legal and other costs, limit our ability to conduct business or require us to change the manner in which we operate.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

        We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity or equity linked financing may dilute the interests of our shareholders, and debt financing, if available, may involve restrictive covenants and could restrict our operational flexibility and reduce our profitability. Our ability to obtain additional financing in the future is subject to many uncertainties, including our future financial condition, results of operations, cash flows, trading price of our ADSs, liquidity of international capital and lending markets and PRC governmental regulations over foreign investment and cross-border financing and the Internet industry in the PRC. For example, the National Development and Reform Commission of China, or the NDRC, has issued a number of rules requiring filing with the NDRC of foreign debt issuance since September 2015. In May 2016, the NDRC also specifically required offshore incorporated companies directly or indirectly controlled by PRC domestic enterprises, and although not explicitly required by statute, individual PRC residents, to complete filings with the NDRC before pricing and closing of any offshore debt issuance. Pursuant to the Notice of the National Development and Reform Commission and the Ministry of Finance on Improving the Market Restraint Mechanism and Strictly Preventing Foreign Debt Risks and Local Debt Risks effective in May 2018, among others, enterprises that plan to borrow medium-term and long-term foreign debts shall establish and improve a sound and standardized corporate governance structure, management and decision-making mechanisms and financial management rules and properly disclosure relevant information. We may be considered as an offshore incorporated company indirectly controlled by individual PRC residents and thus our issuance of foreign debt issuance may be subject to these requirements. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

We may not have sufficient insurance coverage.

        We have obtained insurance to cover certain potential risks, such as property damage. However, insurance companies in China offer limited business insurance products. As a result, we may not be able to acquire any insurance for certain types of risks such as business liability or service disruption insurance for our operations in China, and our coverage may not be adequate to compensate for all losses that may occur, particularly with respect to loss of business or operations. We do not maintain business interruption insurance or product liability insurance, nor do we maintain key-man life insurance. This could leave us exposed to potential claims and losses. Any business disruption, litigation, regulatory action, outbreak of epidemic disease or natural disaster could also expose us to substantial costs and diversion of resources. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

The financial soundness of financial institutions with which we place our cash and cash equivalents could affect our financial conditions, business and result of operations.

        We place our cash and cash equivalents with financial institutions, which include (i) banks incorporated in China, which are all authorized to operate banking business by China Banking Regulatory Commission and other relevant agencies, and (ii) overseas financial institutions regulated by competent regulatory authorities in their relevant jurisdictions such as Hong Kong. On February 17, 2015, the State Council promulgated the Deposit Insurance Regulation, which requires banks registered within China to provide deposit insurance to depositors. However, pursuant to the Deposit Insurance Regulation, the insurance provided by the banks has a coverage limit of RMB500,000 (US$72,722). Any deterioration of financial soundness of these banks or financial institutions or any failure of such deposit insurance to fully cover our bank deposits would cause credit risks to our cash and cash equivalents placed with them and thus could have a material adverse effect on our financial conditions, business and results of operations.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

        The global macroeconomic environment is facing challenges along with uncertainties over the impact of Brexit and ongoing trade disputes and tariffs. Our business and operations are primarily based in China and substantially all of our revenues are derived from our operations in China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy and e-commerce industry in China. Although the economy in China has grown significantly in the past decades, it still faces challenges. The Chinese economy has slowed down in recent years. According to the National Bureau of Statistics of China, China's gross domestic product growth was 6.6% in 2018. There have been concerns about the tensions in the relationship between China and other countries, including surrounding Asian countries, which may potentially lead to foreign investors closing down their business or withdrawing their investment in China and thus exiting the China market, and other economic effects. In addition, there have been concerns on the relationship between China and the U.S. following rounds of tariffs imposed by the U.S and retaliatory tariffs imposed by China. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Our growth and profitability depend on the overall economic and political conditions and level of consumer confidence and spending in China.

        Our business, financial condition and results of operations are sensitive to changes in overall economic and political conditions that affect consumer spending in China. For example, changes to trade policies, treaties and tariffs in China, or the perception that these changes could occur, could adversely affect the financial and economic conditions in China, as well as our financial condition and results of operations. The U.S.-China trade tension may impact tariff of products imported by our brand partners, which could impact the pricing of their products and in turn adversely affect our business, financial condition, and results of operations.

        In addition, the retail industry is highly sensitive to general economic changes. Many factors outside of our control, including inflation and deflation, interest rates, volatility of equity and debt securities markets, taxation rates, employment and other government policies can adversely affect consumer confidence and spending. The domestic and international political environments, including trade disputes, political turmoil or social instability, may also adversely affect consumer confidence and spending, which could in turn adversely affect our business, financial condition, and results of operations.

Any occurrence of a natural disaster, health epidemic or similar development could have a material adverse effect on our business.

        Our business could be materially adversely affected by natural disasters, such as earthquakes or floods, widespread health epidemics, acts of terrorism, environmental accidents, power or communication interruptions. Such developments in China or elsewhere could disrupt our business and operations, cause a temporary closure of facilities we use for our operations, and have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, our ability to produce accurate financial statements on a timely basis or prevent fraud could be impaired.

        We are required to maintain an effective system of internal control over financial reporting. We have concluded that our internal control over financial reporting was effective as of December 31, 2018, but we cannot assure you that in the future we will not identify material weaknesses in our internal control over financial reporting. In addition, because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud might not be prevented or detected on a timely basis. As a result, if we fail to maintain effective internal control over financial reporting or should we be unable to prevent or detect material misstatements due to error or fraud on a timely basis, investors could lose confidence in the reliability of our financial statements, which in turn could harm our business, results of operations and negatively impact the market price of our ADSs, and harm our reputation. Furthermore, we have incurred and expect to continue to incur considerable costs and to use significant management time and the other resources to comply with these reporting requirements.

The audit report in our 2018 20-F, which is incorporated by reference in this prospectus supplement, is prepared by an independent registered public accounting firm that is not inspected by the PCAOB and, as a result, you are deprived of the benefits of such PCAOB oversight.

        Our independent registered public accounting firm, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is required by U.S. law to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor is located in the Peoples' Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

        PCAOB inspections of other independent registered public accounting firms outside of China have sometimes identified deficiencies in those firms' audit procedures and quality control procedures, allowing those deficiencies to be addressed to improve future audit quality. The unavailability of PCAOB inspections for audit firms in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures, potentially depriving investors of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

If additional remedial measures are imposed on the Big Four PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC, with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

        Starting in 2011 the Chinese affiliates of the "big four" accounting firms (including our independent registered public accounting firm) were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under China law they could not respond directly to the US regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the China Securities Regulatory Commission, or the CSRC.

        In late 2012 this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, (including our independent registered public accounting firm). A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

        If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to our delisting from The Nasdaq Global Select Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to Shanghai Zunyi do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable PRC laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Although according to the Notice on Lifting the Restriction to Foreign Shareholding Percentage in Online Data Processing and Transaction Processing Business (Operational E-commerce) promulgated by the MIIT on June 19, 2015, foreign investors are allowed to hold up to 100% of all equity interests in the online data processing and transaction processing business (operational e-commerce) in China, other requirements provided by the Administrative Rules for Foreign Investments in Telecommunications Enterprises (such as the track record and experience requirement for a major foreign investor) still apply. It is unclear how this notice will be implemented and there exist high uncertainties with respect to its interpretation and implementation by authorities.

        We are a Cayman Islands holding company and our PRC subsidiaries are considered foreign-invested enterprises, directly or indirectly. Accordingly, none of these PRC subsidiaries is eligible to provide value-added telecommunication services in China. We do not currently provide value-added telecommunication services because sales of goods purchased by us do not constitute providing value-added telecommunication services. Our PRC consolidated VIE, Shanghai Zunyi Business Consulting Ltd., or Shanghai Zunyi, however, holds an ICP license and previously operated an e-commerce platform for other trading parties. Shanghai Zunyi is 80% owned by Mr. Vincent Wenbin Qiu, our co-founder, chairman and chief executive officer, and 20% owned by Mr. Michael Qingyu Zhang, our co-founder and a shareholder. Mr. Vincent Wenbin Qiu and Mr. Michael Qingyu Zhang are both PRC citizens. We did not record any revenues from Shanghai Zunyi in 2013, and revenues from Shanghai Zunyi contributed to 1.3%, 3.6%, 3.0%, 6.1% and 9.1% of our total net revenues in 2014, 2015, 2016, 2017 and 2018, respectively.

        We entered into a series of contractual arrangements with Shanghai Zunyi and its shareholders, which enable us to:

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  exercise effective control over Shanghai Zunyi;

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  receive substantially all of the economic benefits of Shanghai Zunyi; and

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  have an exclusive option to purchase all or part of the equity interests and assets in Shanghai Zunyi when and to the extent permitted by PRC law.

        Because of these contractual arrangements, we are the primary beneficiary of Shanghai Zunyi and hence consolidate its financial results as our VIE.

        There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. It is uncertain whether any new PRC laws or regulations relating to contractual arrangement structures will be adopted or if adopted, what they would provide. In particular, in January 2015, the MOFCOM published a discussion draft of the proposed Foreign Investment Law, or the 2015 draft, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors. In March 2019, the National People's Congress promulgated the Foreign Investment Law (the "Foreign Investment Law"), which will become effective from January 1, 2020 and will replace the major existing laws and regulations governing foreign investment in the PRC. Pursuant to the Foreign Investment Law, "foreign investments" refer to investment activities conducted by foreign investors directly or "indirectly" in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. Although the Foreign Investment Law does not introduce the concept of "control" in determining whether a company should be considered as a foreign-invested enterprise, nor does it provide the "variable interest entity" structure as a method of foreign investment, as the Foreign Investment Law is newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the Foreign Investment Law, the possibility can't be ruled out that the concept of "control" as stated in the 2015 draft may be embodied in, or the "variable interest entity" structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If our consolidated "variable interest entity" were deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in any "negative list" for foreign investment and therefore be subject to any foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business and financial condition. If we or our VIE is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

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  revoking the business licenses and/or operating licenses of our VIE;

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  shutting down our website, or discontinuing or restricting the conduct of any transactions between certain of our PRC subsidiaries and VIE;

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  imposing fines, confiscating the income from our VIE, or imposing other requirements with which we or our VIE may not be able to comply; or

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE.

        The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of Shanghai Zunyi in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of Shanghai Zunyi or our right to receive substantially all the economic benefits and residual returns from Shanghai Zunyi and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of Shanghai Zunyi in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have an adverse effect on our financial condition and results of operations.

We rely on contractual arrangements with our VIE and its shareholders for a portion of our business operations, which may not be as effective as direct ownership in providing operational control.

        Although a substantial majority of our revenue has historically been generated by our PRC subsidiaries, we have relied and expect to continue to rely on contractual arrangements with Shanghai Zunyi and its shareholders to provide brand e-commerce service to our brand partners, and to hold our ICP license to enable us to develop online marketplaces. Such contractual arrangements include: (i) an exclusive technology service agreement which has an initial term of 20 years and will be automatically renewed on a yearly basis thereafter unless otherwise notified by Shanghai Baozun; (ii) an exclusive call option agreement which will remain in effect until all the equity interests and assets that are the subject of such option agreement are transferred to Shanghai Baozun or its designated entities or individuals; (iii) a proxy agreement which has an initial term of 20 years and will be automatically renewed on a yearly basis thereafter unless otherwise notified by Shanghai Baozun; and (iv) equity interest pledge agreements which will remain in full effect until all the secured contractual obligations have been performed or all the secured debts have been discharged. For a description of these contractual arrangements, see "Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Shanghai Zunyi and its Shareholders" included in our 2018 20-F incorporated by reference in this prospectus supplement. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE.

        If we had direct ownership of Shanghai Zunyi, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Shanghai Zunyi, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. However, the shareholders of our VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our VIE. We may replace the shareholders of our VIE at any time pursuant to our contractual arrangements with it and its shareholders. However, if any dispute relating to these contracts or the replacement of the shareholders remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and courts and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business." Therefore, our contractual arrangements with our VIE may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

        If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages. We cannot assure you such remedies will be effective. For example, if the shareholders of Shanghai Zunyi were to refuse to transfer their equity interest in Shanghai Zunyi to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, we may have to take legal actions to compel them to perform their contractual obligations.

        All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. See "—Risks Related to Doing Business in the People's Republic of China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations." Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law, and as a result it may be difficult to predict how an arbitration panel would view such contractual arrangements. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Additionally, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award enforcement proceedings, which would require additional expenses and delay.

        Our VIE provides brand e-commerce service to our brand partners and holds the ICP license. In the event we are unable to enforce our contractual arrangements, we may not be able to exert effective control over our VIE, and our ability to conduct the businesses may be negatively affected. Considering that the substantial majority of our revenues are currently generated from our subsidiaries instead of our VIE, we do not believe that any failure by us to exert effective control over our VIE would have an immediate material adverse effect on our overall business operations, financial condition or results of operations. However, the business operation of Shanghai Zunyi, our VIE, may grow in the future, and if we fail to maintain effective control over our VIE, we may not be able to continue to consolidate our VIE's financial results with our financial results, and such failure could in the future materially and adversely affect our business, financial condition, results of operations and prospects.

The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        Mr. Vincent Wenbin Qiu and Mr. Michael Qingyu Zhang are the shareholders of our VIE, Shanghai Zunyi. Mr. Vincent Wenbin Qiu is our co-founder, chairman and chief executive officer, while Mr. Michael Qingyu Zhang is our co-founder and a shareholder. They may have potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive substantially all the economic benefits from it. For example, the shareholders may be able to cause our agreements with Shanghai Zunyi to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

        Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. Mr. Vincent Wenbin Qiu is also a director of our company. We rely on Mr. Vincent Wenbin Qiu and Mr. Michael Qingyu Zhang to abide by the laws of the Cayman Islands and China, which provide that directors owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Shanghai Zunyi, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our VIE may result in adverse tax consequences to us and a finding that we or our VIE owes additional taxes, which could reduce our net income and the value of your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Shanghai Baozun, our wholly-owned subsidiary in China, Shanghai Zunyi, our VIE in China, and its shareholders were not entered into on an arm's-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Shanghai Zunyi's income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Shanghai Zunyi for PRC tax purposes, which could in turn increase their tax liabilities. In addition, the PRC tax authorities may impose punitive interest on Shanghai Zunyi for the adjusted but unpaid taxes at the rate of 5% over the basic RMB lending rate published by the People's Bank of China for a period according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE's tax liabilities increase or if they are required to pay punitive interest.

Risks Related to Doing Business in the People's Republic of China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

        A substantial majority of our operations are conducted in the PRC and a substantial majority of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

        The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China's economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

        While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

        A substantial majority of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries and VIE are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-binding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

        Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

We are subject to laws that are applicable to retailers, including advertising and promotion laws and consumer protection laws that could require us to modify our current business practices and incur increased costs.

        As an online distributor of goods, we are subject to numerous PRC laws and regulations that regulate retailers generally or govern online retailers specifically. For example, we are subject to laws in relation to advertising and online promotion, such as the Advertising Law, Pricing Law, Anti-Unfair Competition Law, Interim Measures for the Administration of Internet Advertising, and also consumer protection laws that are applicable to retailers. In the past, we have been subject to non-material administrative proceedings and penalties due to non-compliances with such laws and regulations and may continue to be subject to allegations of non-compliance with such laws and regulations in the future. Such allegations, which may or may not have merit, may result in administrative penalties and other costs to us, and we may need to adjust some of our advertising and promotional practices as a result.

        If these regulations were to change or if we are found to be in violation with them, we may need to spend additional costs to rectify non-compliance, adjust our business practices and could be subject to fines or penalties or suffer reputational harm, which could reduce demand for the products or services offered by us and hurt our business and results of operations. For example, the amended Consumer Protection Law, which became effective in March 2014, further strengthened the protection of consumers and imposed more stringent requirements and onerous obligations on businesses, especially businesses that operate on the internet.

        Pursuant to the amended Consumer Protection Law, consumers are generally entitled to return goods purchased within seven days upon receipt without giving any reasons if they purchase the goods over the internet. Consumers whose interests have been damaged due to their purchase of goods online may claim damages against sellers. Moreover, if we deceive consumers or knowingly sell substandard or defective products, we would not only be required to compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

        Operators of online marketplace platforms, such as Tmall and JD.com who have partnered with us, are also subject to stringent obligations under the amended Consumer Protection Law. For example, where platform operators are unable to provide the real names, addresses and valid contact details of the sellers, the consumers may also claim damages from the platform operators. Operators of online marketplace platforms that know or should have known that sellers use their platforms to infringe upon legitimate rights and interests of consumers but fail to take necessary measures will bear joint and several liabilities with the sellers. In addition, operators of online marketplace platforms that we partner with may take measures and impose stricter requirements on us or our brand partners as a reaction to their enhanced obligations under the amended Consumer Protection Law.

        Similar legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures or modify our business practices to comply with existing or future laws and regulations or to satisfy compliance requests from the marketplace platforms we partnered with, which may increase our costs and materially limit our ability to operate our business.

The newly adopted E-commerce Law may have a material adverse impact on our business, financial conditions and results of operations.

        As the e-commerce industry is still evolving in China, new laws and regulations may be adopted from time to time to address new issues that arise from time to time. For example, in August 2018, the Standing Committee of the National People's Congress promulgated the E-commerce Law, which became effective on January 1, 2019. The E-commerce Law generally provides that e-commerce operators must obtain administrative licenses if business activities conducted by the e-commerce operators are subject to administrative licensing requirements under applicable laws and regulations. In addition, the E-commerce Law imposes a number of obligations on e-commerce operators, including the obligations, to disclose information about commodities or services in a comprehensive, faithful, accurate and timely manner; while displaying search results of commodities or services to consumers according to their interests, preferences, consumption habits and other personal characteristics, to provide consumers with options irrelevant to their personal characteristics; when to offer tie-in commodities or services, to warn consumers about the tie-in sale in a prominent position and not to set the tie-in commodities or services as the default option; and when charging consumers guarantee deposits as agreed thereby, to explicitly indicate how and under what procedures consumers may have the guarantee deposits refunded, and not to impose any unjustifiable conditions on the refund of guarantee deposits. The new regulatory requirements may have a material adverse impact on our business and results of operations. As no detailed interpretation and implementation rules have been promulgated, it remains uncertain how the newly adopted E-commerce Law will be interpreted and implemented. We cannot assure you that our current business operations satisfy the obligations provided under the E-commerce Law in all respects. If the PRC governmental authorities determine that we are not in compliance with all the requirements proposed under the E-commerce Law, we may be subject to fines and/or other sanctions.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to grow through acquisitions.

        On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009.

        The M&A Rules also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. In March 2018, the SAMR was formed as a new governmental agency to take over, among others, the anti-monopoly enforcement functions from the relevant departments under the MOFCOM, the NDRC, and the SAIC, respectively. We may grow our business in part by acquiring other companies operating in our industry. In addition, our proposed formation of joint venture with, or acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million (US$58.2 million) in the year prior to any proposed joint venture formation or acquisition would be subject to SAMR merger control review. As a result of our size, many of the transactions we have taken or may undertake could be subject to SAMR merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from SAMR may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. In addition, in the past practice, MOFCOM has not accepted merger control filings for any transaction involving parties that adopt a variable interest entity structure.

        Furthermore, outbound direct investments conducted by PRC enterprises are subject to approval, filing or reporting requirements under relevant NDRC, MOFCOM and SAFE rules. We have not completed the requisite procedures for our investments in two companies located in the United States and Hong Kong, respectively, and hence may be ordered to cease such outbound investments and subject to relevant legal and administrative liabilities. In addition, the NDRC issued the new Regulations on Enterprise Outbound Investment in December 2017 which came into effect on March 1, 2018. Under these new regulations, if an overseas entity controlled by PRC enterprises or individuals conducts an outbound investment with an investment amount of US$300 million or above in one of the non-sensitive areas, it shall report the relevant information to the NDRC before the closing of such investment. For any outbound investment by an overseas entity controlled by PRC enterprises or individuals in one of the sensitive areas listed in the Outbound Investment Sensitive Industry Catalogue (2018 Version) which was promulgated by the NDRC in January 2018 and came into effect on March 1, 2018, or the Outbound Investment Sensitive Industry Catalogue (2018), such investment shall be subject to the NDRC approval requirement. We may be deemed by the regulatory authorities as an overseas entity controlled by PRC individuals and therefore our overseas acquisition may be subject to such reporting or approval procedures.

        If the regulatory authorities' practice remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether transactions that we have taken or may undertake would subject us to fines or other administrative penalties and negative publicity and whether we will be able to complete large acquisitions in the future in a timely manner or at all.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries' ability to increase their registered capital or distribute profits.

        SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as "SAFE Circular 75" promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks shall examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration under SAFE Circular 37 from June 1, 2015. Beneficial owners of the special purpose vehicle who are PRC citizens are also required to make annual filing with the local banks regarding their overseas direct investment status.

        Mr. Vincent Wenbin Qiu, Mr. Junhua Wu and Mr. Michael Qingyu Zhang have completed initial filings with the local counterpart of SAFE relating to their initial investments in us. However, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, including the annual filing requirement. Furthermore, we may be unable to disclose change of our beneficial owners' shareholding interests in us during the annual filing process of our PRC subsidiaries as required by SAFE. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our foreign-invested enterprises.

        We may transfer funds to our directly owned subsidiaries which are FIEs under PRC laws or finance such FIEs by means of shareholder loans or capital contributions upon completion of our offerings. Any such loans to our FIEs cannot exceed statutory limits, which is either the difference between the registered capital and the total investment amount of such FIE or a multiple of the FIE's net assets in the previous year, and shall be registered or filed with SAFE, or its local counterparts. Furthermore, any capital contributions we make to FIEs shall be field with the MOFCOM or its local counterparts. We may not be able to obtain these government registrations, filing or approvals on a timely basis, if at all. If we fail to receive such registrations, filing or approvals, our ability to provide loans or capital contributions to the FIEs in a timely manner may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business. In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. SAFE promulgated Circular 45 on November 16, 2011 in order to clarify the application of Circular 142. Under Circular 142 and Circular 45, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE's approval, and may not in any case use such capital to repay RMB loans if proceeds of such loans have not been utilized. Violations of Circular 142 or Circular 45 may result in severe penalties. On March 30, 2015, SAFE released the Notice on the Reform of the Management Method for the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, which came into force and superseded SAFE Circular 142 from June 1, 2015. SAFE Circular 19 has made certain adjustments to some regulatory requirements on the settlement of foreign exchange capital of foreign-invested enterprises, and some foreign exchange restrictions under SAFE Circular 142 are lifted. Under SAFE Circular 19, the settlement of foreign exchange by FIEs shall be governed by the policy of foreign exchange settlement at will. In June 2016, SAFE promulgated Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which removed certain restrictions previously provided under several SAFE circulars in respect of conversion by an FIE of foreign currency registered capital into RMB and use of such RMB capital. However, SAFE Circular 19 and SAFE Circular 16 also reiterate that the settlement of foreign exchange shall only be used for purposes within the business scope of the FIEs. As a result, the applicable circulars may significantly limit our ability to transfer the net proceeds from our initial public offering and subsequent offerings or financings to our FIEs, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Any failure to comply with PRC regulations regarding our employee equity incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. We and our directors, executive officers and other employees who are PRC residents and who have been granted options are subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Share Option Rules, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law. Shanghai Baozun Wujiang Branch has already completed the SAFE registration under the Share Option Rules.

        In addition, the State Administration of Taxation has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or restricted share units, vest, will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or restricted share units. In addition, the sales of our ADSs or shares held by such PRC individual employees after their exercise of the options, or the vesting of the restricted shares or restricted share units, are also subject to PRC individual income tax. If the employees fail to pay, or the PRC subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements.

        We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries and on remittances from the VIE, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiaries or the VIE incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

        Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered equity, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. As of December 31, 2018, we had restricted net assets of RMB719.1 million (US$104.6 million).

        Limitations on the ability of the VIE to make remittance to the wholly-foreign owned enterprise and on the ability of our subsidiaries to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

        Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with "de facto management bodies" located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. "De facto management body" refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, with retroactive effect from January 1, 2008. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

Dividends payable to our foreign investors and gains on the sale of our ADSs or ordinary shares by our foreign investors may become subject to PRC tax law.

        Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares or ADSs, and any gain realized from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. It is unclear whether if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, holders of our ADSs or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our ADSs or ordinary shares by such investors are subject to PRC tax, the value of your investment in our ADSs or ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

        On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to this Bulletin, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, "PRC taxable assets" include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a "reasonable commercial purpose" of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the shareholders, business model and organizational structure of an overseas enterprise; the income tax payable abroad due to the indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the State Administration of Taxation, issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017. Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. Pursuant to Bulletin 7 and Bulletin 37, both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

        We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Bulletin 7 and Bulletin 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations. In addition, the sales of our ADSs or shares held by our PRC individual employees after their exercise under relevant incentive plans are also subject to PRC individual income tax.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

        Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the "current account," which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account," which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries or variable interest entity. Currently, Shanghai Baozun, our major PRC subsidiary which is a wholly-foreign owned enterprise, may purchase foreign currency for settlement of "current account transactions," including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements such as presenting documentary evidence of such transactions to banks. The Outbound Investment Sensitive Industry Catalogue (2018) also lists certain industries as sensitive outbound investment industries, which are subject to NDRC pre-approval requirements prior to remitting investment funds offshore. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ADSs. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries and the variable interest entity.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably, and in the recent years the RMB has depreciated significantly against the U.S. dollar. In April 2012, the PRC government announced that it would allow RMB exchange rate to fluctuate in a wider range. On August 11, 2015, the People's Bank of China, or the PBOC, allowed the RMB to depreciate by approximately 2% against the U.S. dollar. Since October 1, 2016, the RMB has joined the International Monetary Fund's basket of currencies that make up the Special Drawing Right (SDR), along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. In 2017, the RMB appreciated approximately 7% against the U.S. dollar. In 2018, the RMB depreciated approximately 5% against the U.S. dollar. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and there is no guarantee that the RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. Substantially all of our revenues and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the Renminbi may materially reduce any dividends payable on, our ADSs in U.S. dollars.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

The discontinuation of any of the preferential income tax treatments currently available to us in the PRC could have a material and adverse effect on our result of operations and financial condition.

        We cannot assure you that the preferential income tax rate of our VIE will be maintained in future periods. Pursuant to the PRC Enterprise Income Tax Law, or the EIT Law, as further clarified by subsequent tax regulations implementing the EIT Law, foreign-invested enterprises and domestic enterprises are subject to enterprise income tax at a uniform rate of 25%. Certain enterprises may benefit from a preferential tax rate of 15% under the EIT Law if they qualify as "high and new technology enterprises" and meet other criteria under the EIT Law and the related regulations.

        Our VIE, Shanghai Zunyi, qualified as a "high and new technology enterprise" with a valid term of three years starting from 2017 and is therefore subject to a 15% preferential income tax rate for 2017 and 2018. For the year of 2019, Shanghai Zunyi can continue to enjoy the 15% preferential income tax rate subject to its satisfaction of certification criteria as a high and new technology enterprise. If Shanghai Zunyi fails to maintain the high and new technology enterprise qualification, its applicable enterprise income tax rate will increase to 25%.

        The discontinuation of the above-mentioned preferential income tax treatments or the change of the applicable preferential tax rate currently available to us in the PRC could have a material and adverse effect on our result of operations and financial condition. We cannot assure you that we will be able to maintain our current effective tax rate in the future.

Risks Related to Our ADSs and This Offering

The trading price of our ADSs has been and is likely to continue to be volatile, which could result in substantial losses to you.

        The trading price of our ADSs has been and is likely to continue to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies' securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our ADSs.

        In addition to the above factors, the price and trading volume of our ADSs may be highly volatile due to multiple factors, including the following:

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  regulatory developments affecting us or our industry, brand partners, suppliers or third-party sellers;

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  announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

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  changes in the economic performance or market valuations of other e-commerce companies;

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  actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

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  changes in financial estimates by securities research analysts;

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  conditions in the online retail market;

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  announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

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  additions to or departures of our senior management;

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  fluctuations of exchange rates between the RMB and the U.S. dollar;

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  release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs;

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  sales or perceived potential sales of additional ordinary shares or ADSs; and

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  proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm.

        Any of these factors may result in large and sudden changes in the volume and trading price of our ADSs. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies and industries. These market fluctuations may significantly affect the trading price of our ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under

Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering, or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly. Upon completion of this offering of the Borrowed ADSs, we will have up to 186,260,462 ordinary shares issued and outstanding, including up to 172,959,724 Class A ordinary shares, among which up to 126,460,681 Class A ordinary shares were represented by ADSs (excluding 11,799,725 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans and the shares repurchased by us from the open market under our share repurchase program), and 13,300,738 Class B ordinary shares. All Borrowed ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. Some ordinary shares and/or ADSs outstanding after this offering and the concurrent offering of our convertible senior notes will be available for sale, upon the expiration of the lock-up periods (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these ordinary shares or ADSs may be released prior to the expiration of the applicable lock-up period at the discretion of the designated representatives of the ADS Underwriters or initial purchasers, as applicable. Our other ordinary shares and/or ADSs may be available for sale immediately after the date of this prospectus supplement. To the extent a substantial amount of such securities are sold into the market, the market price of our ADSs could decline significantly.

        Certain major holders of our ordinary shares have the right to cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up periods. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline significantly.

        In addition, the existence of the convertible senior notes may also encourage short selling by market participants because the conversion of the convertible senior notes could depress our ADS price. The price of our ADSs could be affected by possible sales of our ADSs by investors who view the convertible senior notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity, which we expect to occur involving our ADSs.

Our dual-class voting structure limits your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        Mr. Vincent Wenbin Qiu, our co-founder, chairman and chief executive officer, and Mr. Junhua Wu, our co-founder, director and chief growth officer, have considerable influence over matters requiring shareholder approval. Due to our dual-class voting structure, our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Based on our dual-class voting structure, on a poll, holders of Class A ordinary shares are entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares are entitled to ten votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of beneficial ownership of any Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. The Class B ordinary shares beneficially owned by Mr. Vincent Wenbin Qiu and Mr. Junhua Wu represent 32.1% and 13.3% of the aggregate voting power of our company, respectively, as of March 15, 2019. The interests of Mr. Vincent Wenbin Qiu and Mr. Junhua Wu may not coincide with your interests, and they may make decisions with which you disagree, including decisions on important topics such as the composition of the board of directors, compensation, management succession and our business and financial strategy. To the extent that the interests of Mr. Vincent Wenbin Qiu or Mr. Junhua Wu differ from your interests, you may be disadvantaged by any action that they may seek to pursue. This concentrated control could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

You, as holders of our ADSs, may have fewer rights than holders of our Class A ordinary shares and must act through the depositary to exercise those rights.

        Holders of ADSs do not have the same rights as our registered shareholders. The holders of our ADSs will not have any direct right to attend general meetings of our shareholders or to directly cast any votes at such meetings. The holders of our ADSs will only be able to exercise the voting rights which are carried by the underlying Class A ordinary shares represented by their ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, the holders of our ADSs may vote only by giving voting instructions to the depositary. Upon receipt of the voting instructions from the holders of our ADSs, the depositary will vote the underlying Class A ordinary shares represented by their ADSs in accordance with these instructions. The holders of our ADSs will not be able to directly exercise their right to vote with respect to the underlying Class A ordinary shares unless they withdraw such shares and become the registered holder of such shares prior to the record date for the general meeting. Under our fourth amended and restated memorandum and articles of association, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting is ten calendar days. When a general meeting is convened, the holders of our ADSs may not receive sufficient advance notice of the meeting to permit the holders of our ADSs to withdraw the underlying Class A ordinary shares represented by their ADSs and become the registered holder of such shares to allow the holders of our ADSs to attend the general meeting and to cast their vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. Furthermore, under our fourth amended and restated memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent the holders of our ADSs from withdrawing the underlying Class A ordinary shares represented by their ADSs and becoming the registered holder of such shares prior to the record date, so that they would not be able to attend the general meeting or to vote directly. If we ask for their instructions, the depositary will notify the holders of our ADSs of the upcoming vote and will arrange to deliver our voting materials to them. We cannot assure the holders of our ADSs that they will receive the voting materials in time to ensure that they can instruct the depositary to vote the Class A ordinary shares underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out the voting instructions of the holders of our ADSs. This means that the holders of our ADSs may not be able to exercise their right to direct how the underlying Class A ordinary shares represented by their ADSs are voted and they may have no legal remedy if the underlying Class A ordinary shares represented by their ADSs are not voted as they requested. In addition, in their capacity as an ADS holder, the holders of our ADSs will not be able to call a shareholders' meeting.

As holders of our ADSs, your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to holders of our ADSs in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to holders of our ADSs unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, as holders of our ADSs, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may not receive cash dividends if the depositary decides it is impractical to make cash dividends available to you.

        The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our Class A ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

        ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Certain judgments you obtained against us may not be enforceable.

        We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, the PRC or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Since we are a Cayman Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

        Under the laws of some jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. Cayman Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in some U.S. jurisdictions. In addition, the circumstances in which a shareholder of a Cayman Islands company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a Cayman Islands company being more limited than those of shareholders of a company organized in the United States.

        Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a Cayman Islands company, without shareholder approval, may implement a sale of any assets, property, part of the business, or securities of the company. Our ability to create and issue new classes or series of shares without shareholder approval could have the effect of delaying, deterring or preventing a change in control of our company without any further action by our shareholders, including a tender offer to purchase our ordinary shares at a premium over prevailing market prices.

Our articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders' opportunity to sell their shares, including Class A ordinary shares represented by our ADSs, at a premium.

        Our fourth amended and restated articles of association contain provisions which have the potential to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise, at such time and on such terms as they may think appropriate. In the event these preferred shares have better voting rights than our Class A ordinary shares, in the form of ADSs or otherwise, they could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs could be materially and adversely affected.

As a foreign private issuer, we are permitted to, and we may, rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our ordinary shares and the ADSs.

        We are exempted from certain corporate governance requirements of the Nasdaq Stock Market Rules by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on The Nasdaq Stock Market. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

  •
  have a majority of the board be independent;

  •
  have a nominating and corporate governance committee consisting entirely of independent directors;

  •
  solicit proxy and hold an annual meeting of shareholders no later than one year after the end of the issuer's fiscal year-end;

  •
  have regularly scheduled executive sessions with only independent/for non-management directors; or

  •
  have executive sessions of solely independent directors each year.

        In addition, in July 2016, our board of directors approved an amendment to our 2015 Share Incentive Plan, or the 2015 Plan, to increase the number of Class A ordinary shares reserved for issuance under our 2015 Plan, and we followed our home country practice that does not require shareholder approval for such amendment.

        We have relied on and intend to continue to rely on some of these exemptions. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of the Nasdaq Stock Market Rules.

As a foreign private issuer, we are exempt from certain disclosure requirements under the Exchange Act, which may afford less protection to our shareholders than they would enjoy if we were a domestic U.S. company.

        As a foreign private issuer, we are exempt from, among other things, the rules prescribing the furnishing and content of proxy statements under the Exchange Act. In addition, our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit and recovery provisions contained in Section 16 of the Exchange Act. We are also not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act. As a result, our shareholders may be afforded less protection than they would under the Exchange Act rules applicable to domestic U.S. companies.

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States investors.

        We believe we were not a passive foreign investment company, or PFIC, for the taxable year ended December 31, 2018, and we do not expect to become a PFIC in the foreseeable future. No assurance can be given as to our PFIC status, however, since the PFIC rules are uncertain in several respects and the determination of whether we are a PFIC for any taxable year can only be made after the end of the year and depends on the market price of our ADSs, which may fluctuate significantly, as well as the composition of our income and assets during the year. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

        If we were treated as a PFIC, such characterization could result in adverse United States federal income tax consequences to a United States investor. For example, if we were treated as a PFIC, our United States investors could become subject to increased tax liabilities under United States federal income tax laws and regulations and would become subject to burdensome reporting requirements. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

Changes in our United States federal income tax classification, or that of our subsidiaries, could result in adverse tax consequences to our 10% or greater U.S. shareholders.

        The U.S. tax act known as the Tax Cuts and Jobs Act (the "2017 Act") signed on December 22, 2017 may have changed the consequences to U.S. shareholders that own, or are considered to own, as a result of the attribution rules, 10% or more of the voting power or value of the stock of a non-U.S. corporation (a "10% U.S. shareholder") under the U.S. Federal income tax law applicable to owners of U.S. controlled foreign corporations ("CFCs").

        Prior to the 2017 Act, we did not believe we, or any of our non-U.S. subsidiaries, were CFCs, based on our 10% U.S. shareholders (if any) together owning less than 50% of our ordinary shares. The 2017 Act repealed Internal Revenue Code Section 958(b)(4), which, unless clarified in future regulations or other guidance, may result in classification of certain of our non-U.S. subsidiaries as CFCs. This classification could cause significant and adverse U.S. tax consequences for our existing 10% U.S. shareholders (if any) or any person who becomes a 10% U.S. shareholder. Therefore, 10% U.S. shareholders (if any) and persons considering becoming 10% U.S. shareholders are strongly urged to consult with their tax advisors regarding the 2017 Act revisions to the U.S. Federal income tax law applicable to owners of CFCs.

Changes in the accounting guidelines relating to the Borrowed ADS could decrease our earnings per ADS and potentially the price of our ADS.

        The ADS Borrowers are hereby offering up to 4,230,776 ADSs, which are being borrowed pursuant to the ADS Lending Agreements by the ADS Borrowers, which are affiliates of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., respectively, which are acting as the underwriters in this offering. The ADS Borrowers will receive all of the proceeds from the sale of the Borrowed ADSs. We will not receive any proceeds from the sale of the Borrowed ADSs pursuant to this prospectus supplement, but we will receive a nominal lending fee of US$0.0003 per Borrowed ADS.

        Subject to certain terms of the ADS Lending Agreements, the Borrowed ADSs must be returned to us following the maturity date of the convertible senior notes, or earlier in certain circumstances. Based on the terms of the ADS Lending Agreements, we believe that, under U.S. GAAP (as in effect on the date of this prospectus supplement), the Borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our net income (loss) per ADS. If these accounting guidelines were to change in the future, we might be required to treat the Borrowed ADSs as outstanding for purposes of computing earnings per ADS, our net income (loss) per ADS would be reduced and our ADS price could decrease, possibly significantly.

The effect of the borrowing of our ADSs pursuant to the ADS Lending Agreements and the issuance of our ADSs in this offering may adversely affect the market price of our ADSs.

        The increase in the number of outstanding ADSs and the sale of the Borrowed ADSs could have a negative effect on the market price of our ADSs. The existence of the ADS Lending Agreements, the short sales of our ADSs effected in connection with the sale of our convertible senior notes, or any unwind of such short sales or derivatives transactions, each as described under "—Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes", could cause the market price of our ADSs to be lower over the term of the ADS Lending Agreements than it would have been had we not entered into those agreements, due to the effect of the increase in the number of outstanding ADSs or otherwise. In addition, the ADS Borrowers expect that, over the same period when the respective ADS Underwriters sell the Borrowed ADSs, the ADS Borrowers, or their respective affiliates or agents, may, in their discretion, purchase a comparable number of ADSs in the open market. Any of these activities could temporarily increase, temporarily delay a decline in, temporarily decrease, or temporarily delay an increase in, the market price of our ADSs. The market price of our ADSs could be further negatively affected by these or other short sales of our ADSs, including other sales by the purchasers of the convertible senior notes hedging their investment therein. The effect, if any, of these activities on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our ADSs.

Adjustments by convertible senior note investors of their hedging positions in our ADSs and the expectation thereof may have a negative effect on the market price of our ADSs.

        The up to 4,230,776 Borrowed ADSs that may be offered in connection with the ADS Lending Agreements are expected to facilitate short sales and/or privately negotiated derivative transactions by which some investors in our convertible senior notes may hedge their investment therein. The number of Borrowed ADSs offered hereby may be more or less than the number of ADSs that will be needed in such hedging transactions. Any buying or selling of our ADSs by investors in the convertible senior notes to adjust their hedging positions in connection with this offering or in the future may affect the market price of our ADSs.

We are subject to counterparty risk with respect to the ADS Lending Agreements.

        We are subject to the risk that each of the ADS Borrowers may default under the respective ADS Lending Agreement. Our exposure to any ADS Borrower under the respective ADS Lending Agreement will not be secured by any collateral. In the past, economic conditions have resulted in the actual or perceived failure or financial difficulties of a number of financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and various of its affiliates. If any ADS Borrower becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under our transactions with them. In each case, our exposure will depend on many factors. Generally, our exposure will be correlated to the market price of our ADSs and the number of Borrowed ADSs outstanding at the time of any default by such ADS Borrower under the respective ADS Lending Agreement. We can provide no assurances as to the financial stability or viability of any ADS Borrower.

Conversion of the convertible senior notes being offered concurrently may dilute the ownership interest of existing shareholders and holders of ADSs.

        The conversion of some or all of the convertible senior notes will dilute the ownership interests of existing shareholders and existing holders of our ADSs. Any sales in the public market of the ADSs issuable upon such conversion, or the market perception that the availability of the Borrowed ADSs may increase the opportunities to create short positions with respect to the ADSs, could adversely affect prevailing market prices of our ADSs. In addition, the existence of the convertible senior notes may encourage short selling by market participants because the conversion of the convertible senior notes could depress the price of our ADSs.

Provisions of the convertible senior notes being offered concurrently could also discourage an acquisition of us by a third party.

        Certain provisions of the convertible senior notes could make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the convertible senior notes will have the right, at their option, to require us to repurchase all of their convertible senior notes or any portion of the principal amount of the convertible senior notes in integral multiples of US$1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our ordinary shares and holders of our ADSs of an opportunity to sell their ordinary shares and ADSs, as applicable, at a premium over prevailing market prices.

USE OF PROCEEDS

        If the concurrent offering of the convertible senior notes is consummated, we expect that offering to produce net proceeds of approximately US$219.8 million, or approximately US$269.0 million if the note initial purchasers' option to purchase additional convertible senior notes is exercised in full, after deducting the note initial purchasers' discounts and commissions and other estimated offering expenses payable by us. We will not receive any proceeds from the sale of the Borrowed ADSs hereunder, but we will receive from the ADS Borrowers a nominal lending fee of US$0.0003 per Borrowed ADS, which will be applied to fully pay up the Class A ordinary shares represented by the Borrowed ADSs. We have been informed by the ADS Borrowers that they or their affiliates or agents intend to use the short position created by the borrowing of the ADSs and the concurrent short sales of the Borrowed ADSs to facilitate transactions by which some investors in the convertible senior notes offered may hedge their investments.

        We expect to use the net proceeds from the convertible senior notes offering for working capital and other general corporate purposes, including repayment of outstanding indebtedness and potential future acquisitions. If the note initial purchasers' option is exercised, we expect to use the net proceeds from the sale of additional convertible senior notes for the same purposes described above.

        The foregoing represents our current intentions to use and allocate the net proceeds of this offering and the concurrent offering of the convertible senior notes based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply these net proceeds. If an unforeseen event occurs or business conditions change, we may use these proceeds differently than as described in this prospectus supplement.

        In utilizing the proceeds of the concurrent offering of the convertible senior notes, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our foreign-invested enterprises."

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2018:

  •
  on an actual basis; and

  •
  on an adjusted basis to give effect to the concurrent sale of the convertible senior notes (assuming no exercise of the note initial purchasers' option to purchase additional senior convertible notes), after deducting the note initial purchasers' discounts and commissions and other estimated offering expenses payable by us.

        You should read this table together with our financial statements and the related notes and the information under "Item 5. Operating and Financial Review and Prospects" included in our 2018 20-F incorporated by reference in this prospectus supplement.

	As of December 31, 2018
	Actual		As Adjusted(1)
	RMB	US$	RMB	US$
	(in thousands)
Short-term loans	436,200	63,443	436,200	63,443
Long-term loan	68,753	10,000	68,753	10,000
Convertible senior notes	—	—	1,511,407	219,825
Shareholders' equity:
Class A Ordinary shares, US$0.0001 par value, 470,000,000 shares authorized; 159,247,873 shares issued and outstanding	98	14	98	14
Class B ordinary shares, US$0.0001 par value, 30,000,000 shares authorized, 13,300,738 shares issued and outstanding	8	1	8	1
Additional paid-in capital(1)	1,903,503	276,853	1,903,503	276,853
Accumulated deficit	244,712	35,592	244,712	35,592
Accumulated other comprehensive income	29,222	4,250	29,222	4,250

Total Baozun Inc. shareholders' equity	2,177,543	316,710	2,177,543	316,710
Noncontrolling interests	17,473	2,541	17,473	2,541

Total equity	2,195,016	319,251	2,195,016	319,251
Total capitalization(2)	2,699,969	392,694	4,211,376	612,519

(1)
In connection with the issuance of convertible senior notes due 2024, we would issue Borrowed ADSs, which will be loaned to the ADS Borrowers to facilitate short sales and/or privately negotiated derivative transactions by investors in the convertible senior notes due 2024. See "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes." We are in the process of determining the accounting treatment for this transaction and have not reflected the impacts of this transaction in the capitalization table above.

(2)
Total capitalization equals the sum of short-term loans, long-term loan, convertible senior notes and total equity.

        Other than described above, there have been no material changes to our total capitalization since December 31, 2018.

DIVIDEND POLICY

        Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon various factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. Dividends distributed by Shanghai Baozun, our major PRC subsidiary, to us are subject to PRC taxes. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated distributable after-tax profits, if any, determined in accordance with their respective articles of association and Chinese accounting standards and regulations. See "Risk Factors—Risks Related to Doing Business in China—We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements."

        If we pay any dividends, we will pay our ADS holders to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

DESCRIPTION OF THE REGISTERED ADS BORROW FACILITY AND CONCURRENT OFFERING OF CONVERTIBLE SENIOR NOTES

        Concurrently with this offering of the Borrowed ADSs, we are offering up to US$225 million aggregate principal amount of convertible senior notes, assuming no exercise of the initial purchasers' option to purchase additional convertible senior notes (or up to US$275 million aggregate principal amount of our convertible senior notes if the initial purchasers of the convertible senior notes offering exercise their option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act. The offering of the Initial Borrowed ADSs hereunder is contingent upon the consummation of the offering of the convertible senior notes, and the offering of the convertible senior notes is contingent upon the consummation of the offering of the Initial Borrowed ADSs hereunder.

        To facilitate transactions by which some investors in the convertible senior notes may hedge their investment in the convertible senior notes, we have entered into the ADS Lending Agreements with the ADS Borrowers, dated as of the date of this prospectus supplement, under which we have agreed to loan to the ADS Borrowers, up to an aggregate of 4,230,776 of our ADSs on April 10, 2019, and in certain circumstances thereafter during the period beginning on the first date on which any ADSs being offered pursuant to the this prospectus supplement and accompanying prospectus are delivered to investors and ending on a date specified in the ADS Lending Agreements by reference to the provisions of an underwriting agreement that provide for this prospectus supplement to be available for the sale of the Borrowed ADSs for a specified number of trading days (in each case, subject to market disruption and the unavailability of the accompanying prospectus).

        Subject to the terms of the respective ADS Lending Agreement, the ADSs borrowed pursuant to the ADS Lending Agreements must generally be returned to us on the earliest of:

  •
  a date following the maturity date of the convertible senior notes;

  •
  the date as of which we have notified any ADS Borrower in writing of our intention to terminate the respective ADS Lending Agreement at any time after the latest of (x) the date on which the entire principal amount of the convertible senior notes ceases to be outstanding, (y) the date as of which such ADS Borrower has returned all Borrowed ADSs to us such that there are no further Borrowed ADSs outstanding under the respective ADS Lending Agreement, and (z) the date on which the entire principal amount of any additional convertible securities of ours that we have in writing consented to permit such ADS Borrower to hedge under the respective ADS Lending Agreement ceases to be outstanding, in each case, whether as a result of conversion, redemption, repurchase, cancellation or otherwise; and

  •
  the date on which the respective ADS Lending Agreement shall terminate in accordance with its terms.

        We refer to this period as the loan availability period.

        The respective ADS loan transactions under the ADS Lending Agreements will terminate (and the concurrent offering of the Borrowed ADSs by the ADS Borrowers will terminate, to the extent applicable), and any Borrowed ADSs must be returned to us (i) if the offering of the convertible senior notes is not consummated and (ii) following the end of the loan availability period. In addition, each ADS Borrower may terminate all or any portion of the ADS loan under the respective ADS Lending Agreement at any time or upon our default under such ADS Lending Agreement (as defined under such ADS Lending Agreement). We may terminate the ADS loan with each ADS Borrower upon a default of such ADS Borrower under the respective ADS Lending Agreement, including certain breaches by such ADS Borrower of its, covenants or agreements under the respective ADS Lending Agreement, or the bankruptcy of such ADS Borrower.

        If any ADS Borrower is legally prevented from returning any Borrowed ADSs to us or if it is commercially impracticable in certain circumstances, the respective ADS Borrower may pay us the value of the Borrowed ADSs in cash instead of returning the Borrowed ADSs.

        We will not receive any proceeds from the sale of the Borrowed ADSs, but we will receive from the ADS Borrowers (or their respective affiliates) a nominal processing fee of US$0.0003 per a Borrowed ADS, which will be applied to fully pay up the Class A ordinary shares underlying the Borrowed ADSs.

        The Class A ordinary shares represented by the Borrowed ADSs that we will issue to the ADS Borrowers will be issued and outstanding as fully paid shares for company law purposes. The depositary will be the holder of the Class A ordinary shares represented by the Borrowed ADSs. The holders of the Borrowed ADSs will have all of the rights of a holder of our outstanding ADSs, including the right, through the depositary, to vote on all matters on which our ADS holders have a right to vote (although the ADS Borrowers and their respective affiliates have agreed not to vote the Borrowed ADSs held by them) and the right, through the depositary, to receive any dividends or other distributions made to ADS holders in respect of any dividend or other distribution that we may pay or make on our outstanding Class A ordinary shares. However, under the ADS Lending Agreements, the ADS Borrowers have each agreed:

  •
  to pay us an amount equal to any cash dividends or distributions that are paid on the Borrowed ADSs (net of any fees, costs or tax withholdings and deductions); and

  •
  to pay or deliver to us any other dividend or distribution on the Borrowed ADSs (other than a dividend or distribution of ADSs) (net of any fees, costs or tax withholdings and deductions).

        The ADS Borrowers are initially offering an aggregate of 2,250,000 Initial Borrowed ADSs at US$40.00 per ADS for sale pursuant to this prospectus supplement and the accompanying prospectus. We have been advised by the ADS Borrowers that the short position established by the ADS Borrowers in making the initial offering the Borrowed ADSs will be used to facilitate swap transactions with investors in the convertible senior notes. Each ADS Borrower may offer for sale pursuant to this prospectus supplement and the accompanying prospectus the additional Borrowed ADSs that such ADS Borrower is entitled to borrow under the respective ADS Lending Agreement in various transactions at any time and from time to time after the issuance of the convertible senior notes, in amounts to be determined by such ADS Borrower. We refer to these ADSs as "Additional Borrowed ADSs." We have been advised by the ADS Borrowers that they expect that, over the same period when the ADS Underwriters sell the Additional Borrowed ADSs, the ADS Borrowers, or their respective affiliates or agents, may, in their discretion, purchase a comparable number of ADSs in the open market and use such ADSs to facilitate short sales and/or privately negotiated derivative transactions by investors in the convertible senior notes. In connection with the sale of Borrowed ADSs, any of the ADS Borrowers (or its respective affiliate) may effect such transactions by selling Borrowed ADSs to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from such ADS Borrower (or its respective affiliate) and/or from purchasers of Borrowed ADSs for whom the dealers may act as agents or to whom they may sell as principals.

        The existence of the Registered ADS Borrow Facility and the sale of the Borrowed ADSs under this prospectus supplement and accompanying prospectus could have the effect of causing the market price of our ADSs to be lower over the term of the ADS Lending Agreements than it would have been had we not entered into the ADS Lending Agreements. In addition, any purchases of ADSs in connection with the termination of any portion of any ADS Lending Agreement or otherwise may have the effect of increasing, or preventing a decline in, the market price of our ADSs during or following the loan unwind period. See "Risk Factors—Risks Related to Our ADSs and This Offering—The effect of the borrowing of our ADSs pursuant to the ADS Lending Agreements and the issuance of our ADSs in this offering may adversely affect the market price of our ADSs." We are also subject to counterparty risk in the event of a default by the ADS Borrowers in respect of their respective obligations under the ADS Lending Agreements. If any ADS Borrower becomes subject to insolvency proceedings, this may negatively affect our ability to recover any Borrowed ADSs from such ADS Borrower. See "Risk Factors—Risks Related to Our ADSs and This Offering—We are subject to counterparty risk with respect to the ADS Lending Agreements."

UNDERWRITING (CONFLICTS OF INTEREST)

        The up to 4,230,776 Borrowed ADSs being offered under this prospectus supplement and the accompanying prospectus are ADSs that we have agreed pursuant to the ADS Lending Agreements to loan to Credit Suisse International and Deutsche Bank AG, London Branch, or the ADS Borrowers, affiliates of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., representatives of the underwriters, or the ADS Underwriters, in this offering. We have entered into an underwriting agreement with the ADS Underwriters and the ADS Borrowers, with respect to this offering of the Borrowed ADSs initially offered by ADS Borrowers up to such number of Borrowed ADSs listed below.

ADS Borrowers	Number of Borrowed ADSs Initially offered
Credit Suisse International	1,575,000
Deutsche Bank AG, London Branch	675,000
Total	2,250,000

                    Initial Borrowed ADSs will be offered at US$40.00 per ADS. Up to an additional 1,980,776 Borrowed ADSs (the "Additional Borrowed ADSs") may be offered on a delayed basis in transactions that may include block sales, sales on The Nasdaq Global Select Market, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We have been advised by the ADS Borrowers that they expect that, over the same period when the ADS Underwriters sell such Additional Borrowed ADSs, the ADS Borrowers, or their respective affiliates or agents, may, in their discretion, purchase a comparable number of ADSs in the open market. Additional Borrowed ADSs may be offered for sale in transactions, including block sales, on the Nasdaq Global Select Market, in the over-the-counter market, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices. The ADS Borrowers have advised us that they may intend to offer Additional Borrowed ADSs on a delayed basis.

        The Borrowed ADSs will be offered in the United States through the ADS Underwriters, either directly or indirectly through their U.S. broker-dealer affiliates, or such other registered dealers as may be designated by the ADS Underwriters, and these dealers may receive compensation in the form of discounts, concessions or commissions from the relevant ADS Borrower (or its affiliate) and/or from purchasers of Borrowed ADSs for whom the dealers may act as agents or to whom they may sell as principals. The ADS Borrowers have informed us that the sales of the Borrowed ADSs are expected to facilitate short sales and/or privately negotiated derivative transactions by which some investors in the convertible senior notes may hedge their investments in the convertible senior notes. In connection with facilitating such transactions, the ADS Borrowers or their affiliates expect to receive customary negotiated fees from investors in the convertible senior notes, which may be deemed to be underwriter's compensation. The ADS Borrowers and their affiliates may engage in such transactions at any time and from time to time during the term of the ADS Lending Agreements in ADS amounts to be determined by the ADS Borrowers and such affiliates. Over the same period that the ADS Underwriters, or their affiliates, sell Additional Borrowed ADSs, the ADS Borrowers or their respective affiliates or agents may, in their discretion, purchase a comparable number of ADSs on the open market. See "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes."

        The ADS Borrowers, or their affiliates, will receive all of the proceeds from the sale of the Borrowed ADSs. We will not receive any proceeds from the sale of the Borrowed ADSs. Under the ADS Lending Agreements, we will receive a fee of US$0.0003 per ADS from the ADS Borrowers or their affiliates.

        The ADSs are listed on the Nasdaq Global Select Market under the symbol "BZUN."

        We have agreed to indemnify the initial purchasers of the convertible senior notes, and the ADS Borrowers and the ADS Underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the note initial purchasers or the ADS Borrowers and the ADS Underwriters may be required to make in respect of any of these liabilities.

        The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan transactions under the ADS Lending Agreements will terminate, and this offering will terminate, and all of the Borrowed ADSs (or ADSs fungible with the Borrowed ADSs) must be returned to us.

        Delivery of the Initial Borrowed ADSs will be made on April 10, 2019, which will be the third business day following the date of the pricing of the convertible senior notes (such settlement being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Borrowed ADSs more than two business days prior to April 10, 2019 will be required, by virtue of the fact that the convertible senior notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of Borrowed ADSs who wish to trade the Borrowed ADSs during such period should consult their advisors.

No Sales of Similar Securities

        The Company will not (A) until the end of the period during which we have agreed under the terms of the ADS Lending Agreement to extend ADS loans from time to time to the ADS Borrowers or such earlier date that the ADS Borrowers and the ADS Underwriters consent to in writing and (B) until the end of the 90-day period following the date of the offering memorandum related to the convertible senior notes or such earlier date that the note initial purchaser representative consents to in writing, without the consent of the representatives of the note initial purchasers of the convertible senior notes, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of such securities, in cash or otherwise.

        Each of our directors, executive directors and principal shareholders have agreed that, without the prior written consent of the ADS Borrowers, the ADS Underwriters and the representatives of the note initial purchasers of the convertible senior notes, they will not, until 90 days after the date of the final offering memorandum related to the convertible senior notes or such earlier date that the note initial purchaser representative consents to in writing, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs beneficially owned by them or any securities so owned convertible into or exercisable or exchangeable for ordinary shares or ADSs or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of such securities, in cash or otherwise.

Other Relationships

        The ADS Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        The ADS Borrowers, Credit Suisse International and Deutsche Bank AG, London Branch, affiliates of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., representatives of the underwriters, have entered into the ADS Lending Agreement with us as described above under "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes."

        The ADS Underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

        In addition, in the ordinary course of their business activities, the ADS Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The ADS Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Expenses

        The expenses of this offering that are payable by us are estimated to be US$0.7 million (excluding underwriting discounts and commissions).

Concurrent Offering

        Concurrently with this offering, we are offering up to US$225 million aggregate principal amount of convertible senior notes, assuming no exercise of the option of the initial purchasers to purchase additional convertible senior notes (or up to US$275 million aggregate principal amount of convertible senior notes if the initial purchasers exercise their option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act.

        The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan transactions under the ADS Lending Agreement will terminate, and this offering will terminate and all of the Borrowed ADSs (or ADSs fungible with the Borrowed ADSs) must be returned to us.

Conflicts of Interest

        All of the proceeds of the offering of the Borrowed ADSs will be paid to the ADS Underwriters or affiliates thereof. As a result, the ADS Underwriters, or affiliates thereof, will each receive 5% or more of the net proceeds of this offering. Thus, each ADS Underwriter has a "conflict of interest" as defined in FINRA Rule 5121. Accordingly, this offering will be made in compliance with the requirements of FINRA Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market" as defined in FINRA

Rule 5121, exists for the ADSs. In accordance with FINRA Rule 5121, no ADS Underwriter will make sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Selling Restrictions

        Australia.    This prospectus supplement:

  •
  does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

  •
  does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under

  •
  section 708 of the Corporations Act.

        The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

        As any offer of ADSs under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

        Bermuda.    The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

        British Virgin Islands.    The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

        This prospectus supplement has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

        The ADSs may be offered to persons located in the British Virgin Islands who are "qualified investors" for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as "professional investors" under SIBA, which is any person (a) whose ordinary business involves, whether for that person's own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

  Canada

  Resale Restrictions

        The distribution of the ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

  Representations of Canadian Purchasers

        By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus Exemptions;

  •
  the purchaser is a "permitted client" as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

  •
  where required by law, the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

  Conflicts of Interest

        Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus supplement.

  Statutory Rights of Action

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

  Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

  Taxation and Eligibility for Investment

        Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

        Cayman Islands.    This prospectus supplement does not constitute an offer of the ADSs or ordinary shares, whether by way of sale or subscription, to the public in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

        Dubai International Financial Centre ("DIFC").    This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of the ADSs to the public" in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Hong Kong.    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

        Japan.    ADSs will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Korea.    The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL").

        Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

        Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

        People's Republic of China.    This prospectus supplement may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus supplement are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus supplement and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus supplement shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus supplement by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

        Saudi Arabia.    This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

        Singapore.    This prospectus supplement or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) our ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ADSs in Singapore, and (b) this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        South Africa.    Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

  1.
  the offer, transfer, sale, renunciation or delivery is to:

  a.
  persons whose ordinary business is to deal in securities, as principal or agent;

  b.
  the South African Public Investment Corporation;

  c.
  persons or entities regulated by the Reserve Bank of South Africa;

  d.
  authorised financial service providers under South African law;

  e.
  financial institutions recognised as such under South African law;

  f.
  a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

  g.
  any combination of the person in (a) to (f); or

  2.
  the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

        No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this document does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

        Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

        Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

        United Kingdom.    This prospectus supplement is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

TAXATION

        The following discussion of certain Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. Accordingly, each investor should consult its own tax advisor regarding the tax consequences of an investment in our ADSs or Class A ordinary shares applicable under its particular circumstances.

Cayman Islands Taxation

        The following is a discussion on certain Cayman Islands income tax consequences of an investment in the ADSs, the ordinary shares represented by such ADSs and the notes. The discussion is of a general nature and a general summary of present law, which is subject to prospective and retroactive change. It is not intended, and should not be construed as, legal or tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

        Prospective investors should consult their professional advisers with respect to their particular circumstances and on the possible tax consequences of buying, holding or selling any notes under the laws of their country of citizenship, residence or domicile.

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of interest and principal on the notes and dividends and capital in respect of the ordinary shares or the ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the notes or ordinary shares or ADSs, as the case may be, nor will gains derived from the disposal of the notes or ordinary shares or ADSs be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

        No stamp duty is payable in respect of the issue or conversion of the notes and the ADSs. The notes and ADSs themselves will be stampable if they are executed in or brought into the Cayman Islands.

PRC Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises substantial and overall control and management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholders minutes, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe that none of Baozun Inc. and its subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. Baozun Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Baozun Inc. meets all of the conditions above. Baozun Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets and its records (including the resolutions and meeting minutes of its board of directors and the resolutions and meeting minutes of its shareholders) are located and maintained outside the PRC. For the same reasons, we believe our other subsidiaries outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        The implementation rules of the Enterprise Income Tax Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the Enterprise Income Tax Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders or ADS holders which are non-resident enterprises as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%.

        Furthermore, if we are considered a PRC resident enterprise and the competent PRC tax authorities consider dividends we pay with respect to our shares or ADSs and the gains realized from the transfer of our shares or ADSs to be income derived from sources within the PRC, such dividends and gains we pay to our overseas shareholders or ADS holders who are non-resident individuals may be subject to PRC individual income tax at a rate of 20%, unless any such non-resident individuals' jurisdiction has a tax treaty or arrangement with China that provides for a preferential tax rate or a tax exemption. It is also unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

        Under Bulletin 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, "PRC taxable assets" include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Although it appears that Bulletin 7 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of Bulletin 7 and we and our non-PRC resident investors may be at risk of being subject to tax filing or withholding obligations under Bulletin 7 and we may be required to spend valuable resources to comply with Bulletin 7 or to establish that we should not be taxed under Bulletin 7. See "Risk Factors—Risks Related to Doing Business in China—We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies."

        See "Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income." and "Risk Factors—Risks Related to Doing Business in China—Dividends payable to our foreign investors and gains on the sale of our ADSs or ordinary shares by our foreign investors may become subject to PRC tax law."

United States Federal Income Taxation

        The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of our ADSs or ordinary shares, but does not purport to be a complete analysis of all potential tax consequences. The consequences of other U.S. federal tax laws, such as estate, gift, or other non-income tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury regulations ("U.S. Treasury Regulations") promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could result in tax consequences different from those described below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of the ADSs or ordinary shares.

        This discussion is limited to U.S. Holders (as defined below) that hold our ADSs or ordinary shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) at all relevant times. This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder's particular circumstances, including the impact of the Medicare tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

  •
  persons who own or are deemed to own 10% or more of the voting power or value of our stock;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our ADSs or ordinary shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  persons whose "functional currency" is not the U.S. dollar;

  •
  banks, insurance companies, and other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  corporations that have elected to be taxed as "S corporations" under Subchapter S of Chapter 1 of the Code (and investors therein);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our ADSs or ordinary shares under the constructive sale provisions of the Code;

  •
  persons who hold or receive our ADSs or ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  "real estate investment trusts";

  •
  "regulated investment companies"; and

  •
  tax-qualified retirement plans.

        If an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds our ADSs or ordinary shares, the tax treatment of a partner in the partnership (or member of the pass-through entity) will generally depend on the status of the partner or member and the activities of the partnership or other pass-through entity. Partnerships and other pass-through entities holding our ADSs or ordinary shares and partners in such partnerships and members should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ADSS OR ORDINARY SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

  Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of ADSs or ordinary shares that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and have the authority to control all substantial decisions of the trust one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you own ADSs, you generally will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, withdrawals of the underlying ordinary shares in exchange for the ADSs generally will not be subject to U.S. federal income tax.

        The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of a depositary share and the issuer of the security underlying the depositary share may be taking actions that are inconsistent with the beneficial ownership of the underlying security (which may include, for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any PRC taxes, or the availability of the reduced tax rate for any dividends received by certain non-corporate U.S. Holders (discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of any distributions we make to you with respect to your ADSs or ordinary shares (including the amount of any taxes withheld therefrom) generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or on the date of receipt by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of certain dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution we make to you will be reported as a dividend even if it would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

        With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, any dividends received may be subject to a reduced rate of U.S. federal income tax applicable to "qualified dividend income," provided that (1) either (a) our ADSs or ordinary shares, with respect to which the dividends are paid, are readily tradable on an established securities market in the United States, or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to the U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year (discussed below), and (3) the ADSs or ordinary shares are held for a holding period of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Under IRS authority, common or ordinary shares, or depositary shares representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on The Nasdaq Global Select Market, where our ADSs (but not our ordinary shares) are listed. If we are treated as a "resident enterprise" for PRC tax purposes (see "—PRC Taxation"), we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower tax rate applicable to qualified dividend income for any dividends we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

        Any dividends we pay with respect to the ADSs or ordinary shares will constitute foreign source income for foreign tax credit purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends we pay with respect to the ADSs or ordinary shares will generally constitute "passive category income" but could, in the case of certain U.S. Holders, constitute "general category income."

        If PRC withholding taxes apply to any dividends paid to you with respect to our ADSs or ordinary shares (see "—PRC Taxation"), the amount of the dividend would include the withheld PRC taxes and, subject to certain conditions and limitations, such PRC withholding taxes generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.

  Taxation of Disposition of ADSs or Ordinary Shares

        You will recognize taxable gain or loss on any sale, exchange or other taxable disposition of ADSs or ordinary shares equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Subject to the discussion under "—Passive Foreign Investment Company" below, the gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADSs or ordinary shares for more than one year, you may be eligible for reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit purposes. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. If a U.S. Holder is not eligible for the benefits of such treaty or fails to make the election to treat any gain as PRC-source gain, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the sale or other taxable disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

  Passive Foreign Investment Company

        Based on the market price of our ADSs and the composition of our income and assets, we believe we were not a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2018, and we do not expect to become a PFIC for our taxable year ending December 31, 2019 or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects. Additionally, PFIC status is a factual determination for each taxable year that cannot be made until after the close of each such year and will depend to a large degree on the market price of our

ADSs, which could fluctuate significantly. Therefore, we cannot assure you that we will not be considered a PFIC for the taxable year ended December 31, 2018 or in any subsequent taxable year.

        A non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year if either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        In applying these tests, a foreign corporation is treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, while it is not clear, we believe the contractual arrangements between us and our VIE should be treated as ownership of stock. Passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person).

        If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, the corporation generally will continue to be treated as a PFIC with respect to that shareholder for all succeeding years during which it holds our ADSs or ordinary shares.

        For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares. In general, these special rules will cause your "excess distribution" or gain to be taxed to you as ordinary income. In addition, an interest charge generally will apply. This will likely result in your having to pay more U.S. federal income tax on the distribution, or gain, than you would under the rules described in the sections above. Specifically, distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The PFIC rules provide for certain elections that can, in certain circumstances, alter the tax consequences of PFIC status as generally described above, thereby mitigating the adverse tax consequences that generally apply under the PFIC rules as described above. One such election, the "qualified electing fund" or "QEF" election, allows a U.S. Holder to include in income its share of the corporation's income on a current basis and it requires (among other things) that the U.S. Holder include with its U.S. federal income tax return a "PFIC Annual Information Statement" provided by the foreign corporation and disclosing to the U.S. Holder its pro rata share of the corporation's "ordinary earnings" and "net capital gain" as determined under U.S. federal income tax principles. A QEF election also can, in certain circumstances, cause the "excess distribution" regime described above not to apply, generally resulting in more favorable tax consequences upon receipt of PFIC excess distributions or the recognition of gain on sale of PFIC shares (or ADSs). However, we do not intend to calculate our "ordinary earnings" or "net capital gain," nor do we intend to supply U.S. Holders with the required "PFIC Annual Information Statement." Therefore, it generally will not be possible for you to make a QEF election if we are, or if we become, a PFIC.

        A different election, the "mark-to-market" election could be available if our ADSs or ordinary shares, as applicable, are considered "marketable stock" as defined under applicable U.S. Treasury Regulations. Our ADSs or ordinary shares generally will be treated as marketable stock if they are regularly traded on a "qualified exchange or other market" (within the meaning of the applicable U.S. Treasury Regulations). Our ADSs are listed on The Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are regularly traded and we are treated as a PFIC, we expect the mark-to-market election would be available to a U.S. Holder that owns ADSs. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

        If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for each year we are a PFIC in an amount equal to the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares in a year that we are a PFIC, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-tomarket loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or other disposition of the ADSs or ordinary shares in a year that we are a PFIC, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-tomarket election, any distributions we make would generally be subject to the rules discussed above under "—Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares," except the lower rate applicable to qualified dividend income would not apply. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

        If we are treated as a PFIC for any taxable year during which you hold our ADSs or ordinary shares, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, as applicable, and you may be subject to the rules described in the preceding paragraphs with respect to the shares of such lower-tier PFICs that you are deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        Each U.S. Holder will generally be required to file an IRS Form 8621, "Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund" if it holds ADSs or ordinary shares in any year in which we are treated as a PFIC. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

        You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in the ADSs or ordinary shares and any elections that may be available.

  Information Reporting and Backup Withholding

        Any dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or other taxable disposition of ADSs or ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. In addition, certain individuals holding ADSs or ordinary shares other than in an account at a financial institution may be subject to additional information reporting requirements.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

        Certain U.S. Holders are also required to report information relating to certain "foreign financial assets," including ADSs or ordinary shares, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ADSs or ordinary shares. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of the ADSs or ordinary shares.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

LEGAL MATTERS

        Certain legal matters with respect to the United States federal law and New York state law in connection with this offering will be passed upon for us by Fenwick & West LLP and for the ADS Underwriters by Latham & Watkins LLP. Certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP and for the ADS Underwriters by Walkers. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the ADS Underwriters by Zhong Lun Law Firm.

EXPERTS

        Our consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference to our 2018 20-F and the effectiveness of our internal control over financial reporting as of December 31, 2018 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the translation of RMB amounts to U.S. dollar amounts for the convenience of readers in the United States of America and the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 East Yan An Road, Shanghai 200002, People's Republic of China.

PROSPECTUS

Baozun Inc.

CLASS A ORDINARY SHARES

        We may offer and sell Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs, from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

        Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

        We or any selling security holder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        Our ADSs are listed on The Nasdaq Global Select Market under the ticker symbol "BZUN."

        Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting rights and conversion rights. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders' vote, on a poll each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of beneficial ownership of any Class B ordinary shares by a holder or a beneficial owner thereof to any person or entity that is not an Affiliate (as defined in our fourth amended and restated memorandum and articles of association) of such holder or beneficial owner, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares. See "Description of Share Capital."

        Investing in our securities involves risks. You should read the "Risk Factors" section contained in the applicable prospectus supplement and the documents we incorporate by reference in this prospectus before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2019.

i

ABOUT THIS PROSPECTUS

        Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections titled "Where You Can Find Additional Information" and "Incorporation of Documents by Reference" in this prospectus.

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "ADRs" refers to the American depositary receipts, which, if issued, evidence our ADSs;

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  "ADSs" refers to our American depositary shares, each of which represents three Class A ordinary shares;

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  "Baozun," "we," "us," "our company," or "our," refers to Baozun Inc., a Cayman Islands company, formerly known as Baozun Cayman Inc. and unless the context requires otherwise, includes its consolidated subsidiaries and variable interest entity;

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  "brand e-commerce" refers to business-to-consumer (B2C) e-commerce conducted through official brand stores, official marketplace stores, or official stores on other channels;

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  "brand partners" refers to companies for which we operate or have entered into agreements to operate official brand stores, official marketplace stores, or official stores on other channels under their brand names;

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  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

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  "official brand stores" refers to brands' official online stores;

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  "official marketplace stores" refers to brands' flagship stores and authorized stores on third-party online marketplaces;

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  "ordinary shares" refers to our Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share;

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  "RMB" or "Renminbi" refers to the legal currency of China; and

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  "US$," "U.S. dollars," or "dollars" refers to the legal currency of the United States.

        This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holders sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the applicable supplement to this prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to that information. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

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  our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 3, 2019, or the 2018 20-F; and

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  all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date of this prospectus and until the termination or completion of the offering under this prospectus.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at Building B, No. 1268 Wanrong Road, Shanghai 200436, People's Republic of China. Our telephone number at this address is +86 21 8026 6000.

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein and therein may contain "forward-looking statements" within the meaning of, and are intended to qualify for the safe harbor from liability established by, the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "future," "is/are likely to," "project" or "continue" or the negative of these terms or other comparable terminology. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

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  our goals and strategies;

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  our future business development, financial condition and results of operations;

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  the expected growth of the retail and online retail markets in China;

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  our expectations regarding demand for, and market acceptance of, our products and services;

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  our expectations regarding our relationships with our brand partners and e-commerce channels;

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  our plans to invest in our technology platform;

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  competition in our industry;

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  relevant government policies and regulations relating to our industry;

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  our ability to attract, train and retain executives and other qualified employees; and

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  fluctuations in general economic and business conditions.

        You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should read thoroughly this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include those discussed in the section titled "Risk Factors." They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        This prospectus and the documents incorporated by reference contain certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The online retail industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the online retail industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

 OUR COMPANY

        We believe we are the leading brand e-commerce service partner in China. We help brands execute their e-commerce strategies in China by selling their goods directly to consumers online or by providing services to assist with their e-commerce operations. Our integrated end-to-end brand e-commerce capabilities encompass all aspects of the e-commerce value chain covering IT solutions, store operations, digital marketing, customer services, warehousing and fulfillment. Leveraging our mastery of the four "I"s—interpretation, implementation, integration and innovation, we deliver omni-channel solutions to create seamless shopping experience across various touch points online and offline, enabling optimal and consistent branding and generating sales results that reflect our brand partners' unique e-commerce proposition.

        With e-commerce in China growing rapidly in scale, more leading brands view e-commerce as a critical part of their expansion strategy. However, as the industry also grows in complexity, brands rely on us as their trusted partner to provide local knowledge and industry expertise in executing and integrating e-commerce strategies. This helps our brand partners avoid significant investment and risk associated with establishing and maintaining their own local infrastructure and developing their own capabilities.

        We provide e-commerce solutions to 185 brand partners as of December 31, 2018. These brands encompass diverse categories, including: apparel and accessories; appliances; electronics; home and furnishings; food and health products; beauty and cosmetics; fast moving consumer goods and mother and baby; and insurance & automobiles. Many of our brand partners, such as Philips, Nike and Microsoft, are leaders in their respective industries.

        Our principal executive offices are located at Building B, No. 1268 Wanrong Road, Shanghai 200436, the People's Republic of China. Our telephone number at this address is +86 21 8026 6000. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

        Our Internet address is www.baozun.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, New York 10016.

 RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading "Item 3. Key Information—D. Risk Factors" in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

 DESCRIPTION OF SECURITIES

        We may issue from time to time, in one or more offerings, the following securities:

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  Class A ordinary shares, including ordinary shares represented by ADSs.

        We will in certain cases set forth in the applicable prospectus supplement a description of the Class A ordinary shares (including Class A ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Law (2018 Revision) of the Cayman Islands, which is referred to below as the Companies Law, and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies, does not have to make its register of shareholders open to inspection and may obtain an undertaking against the imposition of any future taxation.

        As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 shares comprising of 470,000,000 Class A ordinary shares with a par value of US$0.0001 each and 30,000,000 Class B ordinary shares with a par value of US$0.0001 each.

        The following are summaries of material terms and provisions of our fourth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. These summaries are not complete, and you should read the forms of our memorandum and articles of association, which was filed as an exhibit to our registration statement on Form F-1 (file number: 333-203477) filed with the SEC on May 5, 2015.

Registered Office and Objects

        Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. According to our fourth amended and restated memorandum and articles of association, the objects for which we are established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law or as the same may be revised from time to time, or any other law of the Cayman Islands.

Board of Directors

        See "Item 6. Directors, Senior Management and Employees—C. Board Practices" in our 2018 20-F, which item is incorporated by reference in this prospectus.

Ordinary Shares

        General.    All of our issued and outstanding ordinary shares are fully paid and non-assessable. The ordinary shares are issued in registered form and each shareholder is entitled to a share certificate in respect of its shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

        Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting rights and conversion rights.

        Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of beneficial ownership of any Class B ordinary shares by a holder thereof to any person or entity that is not an Affiliate (as defined in the fourth amended and restated memorandum and articles of association) of such holder, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and to our fourth amended and restated articles of association. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors.

        Our fourth amended and restated articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders' vote, on a poll each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes. At any general meeting a resolution put to the vote of the meeting shall be decided by a show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy with a right to attend and vote at the meeting.

        A quorum required for a meeting of shareholders consists of at least one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold in aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company and are entitled to vote. An annual general meeting may be held in each year. Extraordinary general meetings may be convened by a majority of our board of directors or upon a request to the directors by shareholders holding in the aggregate not less than one third of our voting share capital. Advance notice of at least 10 calendar days is required for the convening of our annual general meeting and other shareholders' meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing share capital, and cancelling any unissued shares.

        Transfer of Shares.    Subject to the restrictions of our fourth amended and restated memorandum and articles of association set out below, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or ordinary form or any other form approved by our board.

        Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the share certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (e) the shares concerned are free of any lien in favor of us; or (f) a fee of such maximum sum as The Nasdaq Stock Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by electronic means, be suspended at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year. Our board of directors may also close our register of members for transfers for determining who is a shareholder for certain purposes for a period not to exceed 30 days at a time.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by our board of directors, before the issue of such shares, or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by an ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including in certain circumstances capital redemption reserve) if the company can in the case of payment out of the share premium account or capital, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

        Changes in Capital.    Our shareholders may from time to time by ordinary resolution:

  •
  increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide our existing shares, or any of them into shares of a smaller amount; and

  •
  cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Subject to the Companies Law and our fourth amended and restated memorandum and articles of association with respect to matters to be dealt with by ordinary resolution, we may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by law.

        Issuance of Additional Shares.    Our fourth amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

        Our fourth amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of convertible redeemable preferred shares and to determine, with respect to any series of convertible redeemable preferred shares, the terms and rights of that series, including:

  •
  designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, conversion rights and voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

        The issuance of convertible redeemable preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Differences in Corporate Law

        The Companies Law is modeled after companies law statutes of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

        In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take-over offer is made and accepted by holders of 90.0% of the shares affected (within four months after making the offer), the offeror may, within a two-month period commencing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow common law principles that permit a minority shareholder to commence a class action against the company or a derivative action in the name of the company to challenge certain acts, including the following:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Our fourth amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our fourth amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities (which are of persuasive authority, although not binding on the courts of the Cayman Islands) are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our fourth amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our fourth amended and restated articles allow our shareholders holding in the aggregate not less than one-third of the aggregate number of votes attaching to all issued and outstanding shares of our company to requisition an extraordinary meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. Our fourth amended and restated articles of association provides that we may in each year hold a general meeting as our annual general meeting, and to specify the meeting as such in the notice calling it.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our fourth amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our fourth amended and restated articles of association, directors may be removed by ordinary resolution of the shareholders.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares.

        Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands, our company may be dissolved, liquidated or wound up voluntarily by a special resolution, or by an ordinary resolution on the basis that we are unable to pay our debts as they fall due.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our fourth amended and restated articles of association, and as permitted by Cayman Islands law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our fourth amended and restated memorandum and articles of association may only be amended by special resolution.

        Inspection of Books and Records.    Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records.

        Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records subject to certain limited exceptions. However, we intend to provide our shareholders with annual reports containing audited financial statements.

        Anti-takeover Provisions in Our Memorandum and Articles of Association.    Some provisions of our fourth amended and restated memorandum and articles of association have the potential to be exercised in a way that may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our fourth amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our fourth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our fourth amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

        JPMorgan Chase Bank, N.A. ("JPMorgan"), as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

        The depositary's office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you have a beneficial ownership interest in ADSs but hold the ADSs through your broker or financial institution nominee, you are a beneficial owner of ADSs and must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are. If you are a beneficial owner, you will only be able to exercise any right or receive any benefit under the deposit agreement solely through the registered holder of the ADR(s) evidencing the ADSs owned by you, and the arrangements between you and the registered holder of the corresponding ADRs may affect your ability to exercise any rights you may have. For all purposes under the deposit agreement, an ADR holder is deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADR(s) registered in such holder's name. The depositary's only notification obligations under the deposit agreement shall be to the ADR holders, and notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement, to constitute notice to any and all beneficial owners of the ADSs evidenced by such holder's ADRs.

        As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders and beneficial owners from time to time of ADRs issued under the deposit agreement. The obligations of our company, the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

        The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at http://www.sec.gov.

Share Dividends and Other Distributions

  How will I receive dividends and other distributions on the shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

        Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  •
  Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

  •
  Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

  (i)
  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

  (ii)
  if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

  •
  Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

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  Elective Distributions.  In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders or beneficial owners of ADSs generally, or any ADR holder or beneficial owner in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

        If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

        Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

        The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

        There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

  How does the depositary issue ADSs?

        The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

        Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan, as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

        The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary for the benefit of registered holders of ADRs, to the extent not prohibited by law. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities".

        Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

  How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

        The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

  •
  to receive any distribution on or in respect of deposited securities,

  •
  to give instructions for the exercise of voting rights,

  •
  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

  •
  to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

  How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Island law, be entitled to instruct the depositary to exercise the voting rights, if any, pertaining to the shares underlying such holder's ADSs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. Each ADR holder is solely responsible for the forwarding of such notices to the beneficial owners of ADSs registered in such holder's name. Following actual receipt by the ADR department responsible for proxies and voting of ADR holders' instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the shares represented by the ADSs evidenced by such ADR holders' ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing our shares.

        Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        There is no guarantee that ADR holders and beneficial owners generally, or any ADR holder or beneficial owner in particular, will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

        We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

Reports and Other Communications

  Will ADR holders be able to view our reports?

        The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

        Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

  What fees and expenses will I be responsible for paying?

        The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

        The following additional charges shall be incurred by the ADR holders and beneficial owners of ADSs, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

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  a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

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  a fee of up to U.S.$0.05 per ADS held upon which any cash distribution made pursuant to the deposit agreement;

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  an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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  a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

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  stock transfer or other taxes and other governmental charges;

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  SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

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  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

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  in connection with the conversion of foreign currency into U.S. dollars, JPMorgan shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

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  fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

        JPMorgan and/or its agent may act as principal for such conversion of foreign currency. For further details see https://www.adr.com.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

        The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. Registered holders of ADRs will receive prior notice of the increase in any such fees and charges. The right of the depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

        The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

        ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR or any ADSs, the holder and all beneficial owners of such ADRs and ADSs, and all prior holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior holder and beneficial owner thereof, by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of any taxes or governmental charges owing with respect to the relevant ADRs from any one or more such current or prior holder or beneficial owner, as determined by the depositary in its sole discretion, without any obligation to seek payment from any other current or prior holder or beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

        By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

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  amend the form of ADR;

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  distribute additional or amended ADRs;

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  distribute cash, securities or other property it has received in connection with such actions;

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  sell any securities or property received and distribute the proceeds as cash; or

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  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and the beneficial owner of the corresponding ADSs are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners of ADSs. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

  How may the deposit agreement be terminated?

        The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the deposit agreement without notifying us, but subject to giving 30 days' notice to the Holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if the Shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder's name and to deliver such share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

  Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and beneficial owners of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and each of our and the depositary's respective agents, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable to ADR holders or beneficial owners of ADSs if:

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  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China (including the Hong Kong Special Administrative Region, the People's Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary's or our respective agents' direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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  it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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  it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, our company; or

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  it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

        The Depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners of ADSs. Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

        The depositary has no obligation to inform ADR holders or beneficial owners of ADSs about the requirements of any laws, rules or regulations or any changes therein or thereto.

        Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner thereof to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. The depositary is under no obligation to provide ADR holders and beneficial owners of ADSs, or any of them, with any information about the tax status of our company. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs.

        Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the depositary is required to grant a discretionary proxy pursuant to the deposit agreement, or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered ADR holders or beneficial owners of ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, holders and beneficial owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders and beneficial owners of ADSs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct ADR holders (and through any such holder, the beneficial owners of ADSs evidenced by the ADRs registered in such holder's name) to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the holder and/or beneficial owner thereof as a holder of shares and, by holding an ADS or an interest therein, holders and beneficial owners will be agreeing to comply with such instructions.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

        The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

        In the deposit agreement, each registered holder of ADRs and each beneficial owner or ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

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  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

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  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

        Each ADR holder and beneficial owner of ADSs is further deemed to acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about our company, the ADR holders, the beneficial owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the ADR holders or beneficial owners may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, and (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary.

Governing Law

        The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

        Subject to the depositary's rights described below to refer matters to arbitration, by holding an ADS or an interest therein, registered holders of ADRs and beneficial owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

        Notwithstanding the foregoing, the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADRs) in any competent court in the Cayman Islands, Hong Kong, the People's Republic of China and/or the United States, or, by having such disputes referred to and finally resolved by an arbitration either in New York, New York or in Hong Kong, subject to certain exceptions solely related to the aspects of such claims that are related to U.S. securities law, in which case the resolution of such aspects may, at the option of such registered holder of the ADSs, remain in state or federal court in New York, New York. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

Jury Trial Waiver

        The deposit agreement provides that, to the fullest extent permitted by applicable law, each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADSs) irrevocably waives the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares or other deposited securities, the ADSs, the ADRs, the deposit agreement, or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or other theory), including any claim under the U.S. federal securities laws. If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary's compliance with the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

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  political and economic stability;

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  an effective judicial system;

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  a favorable tax system;

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  the absence of exchange control or currency restrictions; and

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  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

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  the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

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  Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Our fourth amended and restated memorandum and articles do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Substantially all of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, New York 10016, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

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  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or;

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  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder (Hong Kong) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is final and conclusive, (ii) is not in respect of taxes, a fine, a penalty or similar charges; (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands and is not impeachable on grounds of fraud. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

        Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

 PLAN OF DISTRIBUTION

        We and the selling security holders may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

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  through agents;

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  to dealers or underwriters for resale;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any selling security holder or any dealers acting for or on behalf of us or a selling security holder may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        The prospectus supplement relating to any offering will identify or describe:

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  any underwriter, dealers or agents;

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  their compensation;

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  the net proceeds to us or any selling security holder;

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  the purchase price of the securities;

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  the initial public offering price of the securities; and

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  any exchange on which the securities will be listed.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

        If dealers are used in the sale of the securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals, unless we otherwise indicate in the prospectus supplement. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

        We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

        If the prospectus supplement indicates, we or any selling security holder may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We, any selling security holders and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General information

        Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

 LEGAL MATTERS

        We are being represented by Fenwick & West LLP with respect to certain legal matters of United States federal securities and New York state law. Certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Fenwick & West LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law, and upon Han Kun Law Offices with respect to matters governed by PRC law.

        If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

 EXPERTS

        Our consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference to our 2018 20-F and the effectiveness of our internal control over financial reporting as of December 31, 2018 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the translation of RMB amounts to U.S. dollar amounts for the convenience of readers in the United States of America and the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 East Yan An Road, Shanghai 200002, People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.